                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section14(a) of the Securities Exchange Act of 1934
                              (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                              TRAVELERS PROPERTY CASUALTY CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                                        N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules14a-6(i)(4) and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                 [LOGO]

TRAVELERS PROPERTY CASUALTY CORP.
One Tower Square
Hartford, Connecticut 06183

                                                                  March 24, 1997

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Travelers Property Casualty Corp. on Wednesday, April 23, 1997. The meeting will be held in the auditorium at the headquarters of Travelers Group Inc., 388 Greenwich Street, New York, New York, at 2:30 p.m. local time.

    At this meeting of stockholders, we will be voting on a number of important matters. Please take the time to read carefully each of the proposals for stockholder action described in the proxy materials.

    Travelers Property Casualty Corp. (formerly known as Travelers/Aetna Property Casualty Corp.) changed its corporate name to Travelers Property Casualty Corp. effective March 7, 1997.

    Thank you for your continued support of our Company.

                                          Sincerely,

                                          /s/ Robert I. Lipp
                                          -------------------------------------
                                          Robert I. Lipp
                                          CHAIRMAN OF THE BOARD,
                                            PRESIDENT AND CHIEF
                                            EXECUTIVE OFFICER

                       TRAVELERS PROPERTY CASUALTY CORP.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    The Annual Meeting of Stockholders of Travelers Property Casualty Corp. (the "Company") will be held in the auditorium at the headquarters of Travelers Group Inc., 388 Greenwich Street, New York, New York, on Wednesday, April 23, 1997 at 2:30 p.m. local time, for the following purposes:

ITEM 1. To consider and vote upon the proposal to amend the Restated Certificate of Incorporation of Travelers Property Casualty Corp. to provide for the annual election of the entire Board of Directors;

ITEM 2. To elect nine directors to the Board;

ITEM 3. To ratify the selection of the Company's independent auditors for 1997;

ITEM 4. To approve and adopt the Travelers Property Casualty Corp. Executive Option Plan;

ITEM 5. To approve and adopt the Travelers Property Casualty Corp. Executive Performance Compensation Plan;

    and to transact such other business as may properly come before the Annual Meeting.

    The Board of Directors has set the close of business on March 5, 1997 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be maintained at the headquarters of Travelers Group Inc., 388 Greenwich Street, New York, New York prior to the Annual Meeting.

    All stockholders are cordially invited to attend the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ James M. Michener
                                          -------------------------------------
                                          James M. Michener
                                          SECRETARY

March 24, 1997

    IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE SIGNED, DATED AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE, SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                       TRAVELERS PROPERTY CASUALTY CORP.
                                ONE TOWER SQUARE
                          HARTFORD, CONNECTICUT 06183

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

    This Proxy Statement is being furnished to stockholders of Travelers Property Casualty Corp. (formerly known as Travelers/Aetna Property Casualty Corp.) (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held in the auditorium at the headquarters of Travelers Group Inc. ("Travelers Group"), 388 Greenwich Street, New York, New York, on Wednesday, April 23, 1997, at 2:30 p.m. local time, and at any adjournments or postponements of such meeting. This Proxy Statement and the accompanying proxy card are being mailed beginning on or about March 24, 1997, to stockholders of the Company on March 5, 1997, the record date for the Annual Meeting (the "Record Date"). Employees of the Company who are participants in one or more of the Company's benefit plans and/or who purchased shares of Class A Common Stock (as defined below) in the Company's Directed Share Program in connection with the Company's initial public offering of Class A Common Stock in April 1996 (the "Directed Share Program") may receive this Proxy Statement and their proxy cards separately. The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1996 will be delivered to stockholders prior to or concurrently with the mailing of the proxy material.

    Stockholders of the Company are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, it is important that you complete the enclosed proxy card, and sign, date and return it as promptly as possible in the envelope enclosed for that purpose. You have the right to revoke your proxy at any time prior to its use by filing a written notice of revocation with the Secretary of the Company prior to the convening of the Annual Meeting, or by presenting another proxy card with a later date. If you attend the Annual Meeting and desire to vote in person, you may request that your previously submitted proxy card not be used.

VOTING RIGHTS

    As of the Record Date, the outstanding stock of the Company entitled to receive notice of and to vote at the Annual Meeting consisted of 72,205,747 shares of the Company's Class A common stock, par value $.01 per share (the "Class A Common Stock") and 328,020,170 shares of the Company's Class B common stock, par value $.01 per share (the "Class B Common Stock;" and, together with the Class A Common Stock, the "Common Stock"). All of the issued and outstanding shares of Class B Common Stock are held by The Travelers Insurance Group Inc. ("TIGI"), an indirect wholly owned subsidiary of Travelers Group. Each share of Class A Common Stock is entitled to one vote on each matter that is voted on at the Annual Meeting, and each share of Class B Common Stock is entitled to 10 votes on each matter that is voted on at the Annual Meeting. The Class A Common Stock and the Class B Common Stock will vote together as a single class on all matters scheduled to be voted on at the Annual Meeting. Neither class is entitled to cumulative voting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    To the best knowledge of the Company, as of the Record Date no person "beneficially owned" (as that term is defined by the Securities and Exchange Commission (the "SEC")) more than 5% of any class of the Common Stock outstanding and entitled to vote at the Annual Meeting except:

                                                 NUMBER OF SHARES               PERCENTAGE                           PERCENTAGE OF
                                                BENEFICIALLY OWNED             OF CLASS(2)           PERCENTAGE      VOTING POWER
NAME AND ADDRESS OF                         ---------------------------  ------------------------  OF OUTSTANDING   OF OUTSTANDING
BENEFICIAL OWNER(1)                           CLASS A        CLASS B       CLASS A      CLASS B     COMMON STOCK     COMMON STOCK
------------------------------------------  ------------  -------------  -----------  -----------  ---------------  ---------------

Travelers Group Inc.(3)...................                  328,020,170                      100%         81.96%           97.85%
  388 Greenwich Street
  New York, New York 10013

Aetna Inc.(4).............................    12,571,625                      17.41%                       3.14%           *
  151 Farmington Avenue
  Hartford, Connecticut 06156

J.P. Morgan Capital Corporation...........    12,571,625                      17.41%                       3.14%           *
  60 Wall Street
  New York, New York 10260

American Express Company(5)...............     5,191,959                       7.19%                       1.30%           *
  American Express Tower
  200 Vesey Street
  New York, New York 10285

The Trident Partnership, L.P..............     4,714,359                       6.53%                       1.18%           *
  Marsh & McLennan Risk
  Capital Corp.
  80 Field Point Road
  Greenwich, Connecticut 06830

------------------------

*   Less than 1%

(1) Based on Schedules 13G filed with the SEC by such beneficial owners in February 1997 and information otherwise available to the Company.

(2) Calculated on the basis of the number of shares of each class of Common Stock outstanding and entitled to vote at the Annual Meeting as of the Record Date.

(3) The record owner of these shares is TIGI. Travelers Group indirectly owns 100% of the outstanding capital stock of TIGI. The 328,020,170 shares of Class B Common Stock are immediately convertible into 328,020,170 shares of Class A Common Stock.

(4) The record owner of these shares is Aetna Services, Inc. (formerly known as Aetna Life and Casualty Company), a wholly owned subsidiary of Aetna Inc.

(5) The record owner of these shares is American Express Financial Corporation, an investment advisor. American Express Company, the parent holding company of American Express Financial Corporation disclaims beneficial ownership of these shares.

QUORUM; VOTING PROCEDURES

    The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the Common Stock issued, outstanding and entitled to vote shall constitute a quorum. Pursuant to applicable Delaware law, only votes cast "for" a matter constitute affirmative votes.

Votes "withheld" or abstaining from voting are counted for quorum purposes, but since they are not cast "for" a particular matter, they will have the same effect as negative votes or votes "against" a particular matter. The votes required with respect to the items set forth in the Notice of Annual Meeting of Stockholders are set forth in the discussion of each item herein.

    As of the Record Date, TIGI owned shares representing more than 97% of the total voting power of the Common Stock. As such, the affirmative vote of the shares of Common Stock held by TIGI is sufficient to ensure the approval of the amendment to the Restated Certificate of Incorporation declassifying the Board of Directors, the election of the nominees to the Board of Directors named herein, ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1997, and the approval and adoption of each of the Executive Option Plan and the Compensation Plan (each as defined herein). The Company has been advised that TIGI intends to vote all of its shares of Common Stock in favor of each of the proposals set forth in this Proxy Statement.

    Unless contrary instructions are indicated on the proxy card, all shares of Common Stock represented by valid proxies will be voted FOR all of the items listed on the proxy card and described below, and will be voted in the discretion of the persons designated as proxies in respect of such other business, if any, as may properly be brought before the Annual Meeting. As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting other than those matters referred to herein. If you give specific voting instructions by checking the boxes on the proxy card, your shares of Common Stock will be voted in accordance with such instructions.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth, as of the Record Date, the Common Stock ownership of each director and certain executive officers of the Company. As of the Record Date, the directors and the executive officers of the Company as a group (21 persons) beneficially owned 177,160 shares of Class A Common Stock (or approximately .005% of the total voting power of the Common Stock outstanding and entitled to vote at the Annual Meeting).

    As of the Record Date, no individual director or executive officer beneficially owned one percent or more of the Class A Common Stock outstanding and entitled to vote at the Annual Meeting. As of the Record Date, no individual director or executive officer beneficially owned any shares of Class B Common Stock. Except as otherwise expressly stated in the footnotes to the following table, beneficial ownership of shares means that the beneficial owner thereof has sole voting and investment power over such shares.

    No options have been granted to any officer or director of the Company which are exercisable for shares of Common Stock of the Company.

                                                                              AMOUNT AND NATURE OF BENEFICIAL
                                                                                         OWNERSHIP
                                                                          ----------------------------------------
                                                                                      NUMBER OF SHARES
                                                                                     OF CLASS A COMMON
NAME                                                                            STOCK BENEFICIALLY OWNED(1)
----                                                                      ----------------------------------------

Kenneth J. Bialkin......................................................                      5,648
  Director

John J. Byrne...........................................................                      1,273
  Director

Charles J. Clarke.......................................................                     10,006
  Executive Officer

James Dimon.............................................................                      2,000
  Director

Jay S. Fishman..........................................................                     16,703
  Executive Officer

Ronald E. Foley.........................................................                      8,513
  Executive Officer

William P. Hannon.......................................................                      8,346
  Executive Officer

Robert I. Lipp..........................................................                     76,116
  Director and Chief Executive Officer

Dudley C. Mecum.........................................................                      3,023
  Director

Roberto G. Mendoza......................................................                        762
  Director

Frank J. Tasco..........................................................                      3,898
  Director

Sanford I. Weill........................................................                      4,100
  Director

Arthur Zankel...........................................................                      4,762
  Director

All Directors and Executive Officers
  as a group (21 persons)(2)............................................                    177,160

------------------------

(1) This information includes, as of the Record Date, the following shares which are also deemed "beneficially owned:" (i) the following number of shares of Class A Common Stock granted in payment of directors' fees to non-employee directors under the Company's plan, but receipt of which is deferred: Mr. Bialkin, 1,273; Mr. Byrne, 1,273; Mr. Mecum, 1,273; and Mr. Tasco, 1,273;
    (ii) the following number of shares of Class A Common Stock held (as of January 31, 1997) under the Travelers Group 401(k) Savings Plan (the "Savings Plan"), as to which the holder has voting power but not dispositive power and which shares are subject to certain restrictions on disposition:
    Mr. Fishman, 3,413; Mr. Clarke, 4,213; and Mr. Foley, 3,767; (iii) the following number of shares of Class A Common Stock awarded pursuant to the Travelers Property Casualty Corp. Capital Accumulation Plan (the "CAP Plan"), as to which the holder may direct the vote but which remain subject to

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

    forfeiture and certain restrictions on disposition: Mr. Lipp, 36,016; Mr. Fishman, 10,290; Mr. Clarke, 5,793; Mr. Foley, 4,746; and Mr. Hannon, 3,946; and (iv) the following number of shares of Class A Common Stock purchased under the Directed Share Program as to which the holder may direct the vote but which remain subject to restrictions on disposition: Mr. Bialkin, 4,375; Mr. Dimon, 2,000; Mr. Fishman, 2,900; Mr. Hannon, 4,300; Mr. Lipp, 40,000;
    Mr. Mecum, 1,750; Mr. Tasco, 2,625; Mr. Weill, 4,000; and Mr. Zankel, 4,000.

(2) This information also includes as "beneficially owned" (i) an aggregate of 23,258 shares of Class A Common Stock held under the Savings Plan, as to which the respective holders have voting power but not dispositive power and which shares are subject to certain restrictions on disposition, (ii) an aggregate of 73,599 shares of Class A Common Stock awarded under the CAP Plan, as to which the respective holders may direct the vote but which shares remain subject to forfeiture and certain restrictions on disposition, and (iii) an aggregate of 72,450 shares of Class A Common Stock purchased under the Directed Share Program as to which the respective holders may direct the vote but which shares remain subject to certain restrictions on disposition.
                            ------------------------

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities ("Section 16(a) Persons"), to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange, Inc. (the "NYSE"), and to furnish the Company with copies of all such forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the year ended December 31, 1996, each of its officers, directors and greater than ten percent stockholders complied with all such applicable filing requirements.

                                    ITEM 1:
               APPROVAL OF DECLASSIFICATION OF BOARD OF DIRECTORS

    The Board of Directors has unanimously approved an amendment to the Restated Certificate of Incorporation of the Company to declassify the Board of Directors, such declassification to commence with the present Annual Meeting of Stockholders, and directed that the amendment be submitted to a vote of stockholders at the Annual Meeting. The form of the proposed amendment (the "Amendment") is attached to this Proxy Statement as Annex A.

    Article FIFTH of the Company's Restated Certificate of Incorporation currently provides for the division of the Board of Directors into three classes, with each class consisting as nearly as possible of one-third of the total number of directors and having a staggered three-year term. The Board of Directors is of the opinion that many potential investors are opposed to the concept of a classified board and, in keeping with its goal of ensuring that the Company's corporate governance policies maximize stockholder value, has determined that eliminating the classified Board of Directors and instead having all of the Company's directors elected annually would best serve the interests of the Company and its stockholders. The Board of Directors has determined that this change be implemented currently. As proposed to be amended, the Restated Certificate of Incorporation of the Company would provide that at each Annual Meeting of Stockholders, commencing with the present Annual Meeting of Stockholders, the renominated directors will be elected for a one-year term. In addition, directors whose terms would otherwise not expire until 1998 or 1999 have agreed, assuming the Amendment is approved and becomes effective, to forego the remainder of their terms and to stand for re-election at the present Annual Meeting of Stockholders. Accordingly, commencing with the present Annual Meeting
                         -------------------------------------------------------
of Stockholders, all directors will be elected annually to hold office for
--------------------------------------------------------------------------
one-year terms. The Board has approved and recommends to stockholders that the
---------------
Company's Restated Certificate of Incorporation be amended to declassify the Board as described above by deleting Article FIFTH of the Restated Certificate of Incorporation and substituting therefor a revised Article FIFTH as set forth in Annex A to this Proxy Statement.

    If the Amendment is approved, the Company intends to file the Amendment immediately with the Secretary of State of Delaware upon which filing it will be effective. In addition, the Board of Directors has approved conforming amendments to the Company's By-laws which will become effective upon the effectiveness of the Amendment.

RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSED
                                                             ---
AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS. Assuming the presence of a quorum, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast at the Annual Meeting by the holders of all of the outstanding shares of Common Stock, voting as a single class, is required to adopt the proposed Amendment to the Company's Restated Certificate of Incorporation. Under applicable Delaware law, in determining whether this item has received the requisite number of affirmative votes, abstentions and broker nonvotes will be counted and will have the same effect as a vote against this item.

                                    ITEM 2:
                             ELECTION OF DIRECTORS

    The following directors currently serving on the Board, whose terms expire at the Annual Meeting, Messrs. Bialkin, Tasco and Zankel, and those directors who voluntarily shortened their terms, Messrs. Byrne, Dimon, Lipp, Mecum, Mendoza and Weill, have been nominated by the Board of Directors for re-election to one-year terms, assuming the approval of the Amendment at the Annual Meeting, and the subsequent proper filing of the Amendment with the Secretary of State of Delaware.

    Each nominee elected will hold office until the Annual Meeting of Stockholders to be held in 1998 and until his or her successor has been duly elected and qualified, unless prior to such meeting a director shall resign, or his or her directorship shall become vacant due to his or her death or removal.

    The following information with respect to the principal occupation and business experience and other affiliations of the directors during the past five years has been furnished to the Company by the directors. All ages are given as of the Record Date.

    The mandatory retirement age for all members of the Board of Directors is 75.

    The following nine individuals have been nominated for election at the Annual Meeting for a term ending 1998:


   [Picture]     KENNETH J. BIALKIN
                     Mr. Bialkin, 67, has been a director of the Company since 1996. Mr.
                 Bialkin has been a director of Travelers Group since 1986. He has been for more than five years a partner in the law firm of Skadden, Arps, Slate,
                 Meagher & Flom LLP, which performs legal services for the Company and
                 Travelers Group from time to time. Mr. Bialkin is also a director of The
                 Municipal Assistance Corporation for the City of New York, Oshap
                 Technologies, Ltd., Tecnomatix Technologies Ltd. and Sapiens International
                 Corporation N.V.

   [Picture]     JOHN J. BYRNE
                     Mr. Byrne, 64, has been a director of the Company since 1996. Mr.
                 Byrne has been Chairman of the Board of Fund American Enterprises
                 Holdings, Inc. ("Fund American"), since 1985. Mr. Byrne has also served as
                 President and Chief Executive Officer of Fund American since 1990, was
                 Chief Executive Officer of Fund American from 1985 to 1990 and was Chief
                 Executive Officer of Fireman's Fund Insurance Company from 1989 through
                 January 1991. Mr. Byrne was Chief Executive Officer of GEICO Corporation
                 from 1976 to 1985. Mr. Byrne is a general partner in The Trident
                 Partnership, L.P. ("Trident"). Mr. Byrne is also a director of Financial
                 Security Assurance Holdings Ltd., White Mountains Insurance Holdings,
                 Terra Nova (Bermuda) Holdings Ltd., Southern Heritage Insurance Company
                 and Merastar Insurance Company. Mr. Byrne is an advisory director of
                 Mid-America Apartment Communities, Inc.

   [Picture]     JAMES DIMON
                     Mr. Dimon, 40, has been a director of the Company since 1996. He is
                 President, Chief Operating Officer and a director of Travelers Group. He is also Chairman of the Board, Chief Executive Officer and a member of the executive committee of Smith Barney Inc., Travelers Group's investment banking and securities brokerage subsidiary ("Smith Barney"). From May
                 1988 to June 1995 he was Chief Financial Officer of Travelers Group. He
                 was, from May 1988 to September 1991, Executive Vice President of
                 Travelers Group. Mr. Dimon was Chief Operating Officer of Smith Barney
                 until January 1996 and was Senior Executive Vice President and Chief
                 Administrative Officer of Smith Barney from 1990 to 1991. He is also the
                 Chief Executive Officer and Chairman of the Board of Smith Barney Holdings
                 Inc. ("SB Holdings"), the immediate parent company of Smith Barney. From
                 March 1994 to January 1996 he was Chief Operating Officer of SB Holdings.
                 From 1986 to 1988, Mr. Dimon was Senior Vice President and Chief Financial
                 Officer of Commercial Credit Company ("CCC"), Travelers Group's
                 predecessor. From 1982 to 1985, he was a Vice President of American
                 Express Company and Assistant to the President, Sanford I. Weill. Mr.
                 Dimon is a trustee of New York University Medical Center and a director of the Center on Addiction and Substance Abuse and the National Association
                 of Securities Dealers, Inc.

   [Picture]     ROBERT I. LIPP
                     Mr. Lipp, 58, has been the Chairman of the Board, Chief Executive
                 Officer and President of the Company since January 1996. Mr. Lipp is currently and has been a director of Travelers Group since 1991, and is a
                 Vice Chairman of Travelers Group. Mr. Lipp has been Chairman of the Board and Chief Executive Officer of The Travelers Insurance Group Inc. since
                 December 1993. From 1991 to 1993, he was Chairman and Chief Executive
                 Officer of Travelers Group's Consumer Finance Services group. From April
                 1986 through September 1991, he was an Executive Vice President of
                 Travelers Group and its corporate predecessor. Prior to joining Travelers
                 Group in 1986, he was a President and a director of Chemical New York
                 Corporation and Chemical Bank where he held senior executive positions for more than five years prior thereto. Mr. Lipp is a director of The New York
                 City Ballet, the Wadsworth Atheneum and the Massachusetts Museum of
                 Contemporary Art and Chairman of Dance On Inc., a private foundation.

   [Picture]     DUDLEY C. MECUM
                     Mr. Mecum, 62, has been a director of the Company since 1996. Mr.
                 Mecum has been a director of Travelers Group since 1986. Since December
                 1996, Mr. Mecum has been Chairman of the Board of Mecum Associates Inc., a firm specializing in leveraged acquisitions of businesses. From August
                 1989 to December 1996, Mr. Mecum was a Partner in the firm of G.L.
                 Ohrstrom & Co. (a merchant banking firm). He was President of
                 Environmental and Engineering Services and was a senior executive and director of Combustion Engineering, Inc. from 1985 to December 1987. Mr.
                 Mecum was Managing Partner of the New York office of Peat Marwick Mitchell
                 & Co. (now KPMG Peat Marwick LLP) from 1979 to 1985. He served in the
                 United States Government as Assistant Director of the United States Office
                 of Management and Budget in 1973 and as United States Assistant Secretary
                 of the Army (Installations and Logistics) from 1971 to 1973. Mr. Mecum is a director of Fingerhut Companies, Inc., Dyncorp, Vicorp Restaurants,
                 Inc., Lyondell Petrochemical Corp., the Metris Companies, Inc. and
                 Suburban Propane Partners, L.M.P.

   [Picture]     ROBERTO G. MENDOZA
                     Mr. Mendoza, 51, has been a director of the Company since 1996. Mr.
                 Mendoza has been Vice Chairman and a director of J.P. Morgan & Co.
                 Incorporated ("J.P. Morgan & Co.") and a member of the firm's senior policy and planning group since January 1990. Mr. Mendoza has held various positions at J.P. Morgan & Co. since 1967. Mr. Mendoza is also a director of Mid Ocean Reinsurance Company Ltd.

                     Mr. Mendoza was appointed to the Board of Directors by Trident pursuant to its rights under the Shareholders Agreement (the "Shareholders
                 Agreement") dated as of April 2, 1996, among the Company and TIGI and J.P.
                 Morgan Capital Corporation ("J.P. Morgan"), Trident, Fund American and
                 Aetna Life and Casualty Company ("Aetna;" and collectively with J.P.
                 Morgan, Trident and Fund American, the "Private Investors"). The
                 Shareholders Agreement provides that so long as the Private Investors continue to beneficially own at least 52% of the shares of Class A Common
                 Stock purchased pursuant to certain stock purchase agreements, Mr. Mendoza will be nominated to the Board of Directors by Trident and TIGI has agreed to vote its shares of Common Stock in favor of such nominee.

   [Picture]     FRANK J. TASCO
                     Mr. Tasco, 69, has been a director of the Company since 1996. Mr.
                 Tasco has been a director of Travelers Group since 1992. Mr. Tasco is the retired Chairman of the Board and Chief Executive Officer and is currently a director of Marsh & McLennan Companies, Inc. He is also a director of
                 New York Telephone Company, New England Telephone and Telegraph Company
                 and Mid Ocean Reinsurance Company Ltd. Mr. Tasco is Chairman of the Board
                 of Angram Inc. He was a member of President Bush's Drug Advisory Council and was founder and is at present Chairman of New York Drugs Don't Work.
                 Mr. Tasco is a director of Phoenix House Foundation and St. Francis
                 Hospital, Roslyn, New York. He is Chairman of the Catholic Health Council
                 of the Archdiocese of Rockville Centre. He is a member of the Council on
                 Foreign Relations, the Lincoln Center Consolidated Corporate Fund
                 Leadership Committee, the Foreign Policy Association, a trustee of New
                 York University and a trustee of the Inner-City Scholarship Fund.

   [Picture]     SANFORD I. WEILL
                     Mr. Weill, 63, has been a director of the Company since 1996. He has been Chairman of the Board, Chief Executive Officer and a director of
                 Travelers Group and its predecessor, CCC, since 1986; he was also its
                 President from 1986 until 1991. He was President of American Express
                 Company from 1983 to 1985; Chairman of the Board and Chief Executive
                 Officer of American Express Insurance Services, Inc. from 1984 to 1985;
                 Chairman of the Board and Chief Executive Officer, or a principal executive officer, of Shearson Lehman Brothers Inc. from 1965 to 1984;
                 Chairman of the Board of Shearson Lehman Brothers Holdings Inc. from 1984 to 1985; and a founding partner of Shearson's predecessor partnership from
                 1960 to 1965. Mr. Weill is Chairman of the Board of Trustees of Carnegie
                 Hall, and a director of the Baltimore Symphony Orchestra. Mr. Weill is a member of the Board of Governors of New York Hospital and is Chairman of
                 the Board of Overseers of Cornell University Medical Center and a member of the Joint Board of New York Hospital--Cornell University Medical
                 College. He is on the Board of Overseers of Memorial Sloan-Kettering
                 Cancer Center. He is a member of Cornell University's Johnson Graduate
                 School of Management Advisory Board and a Board of Trustees Fellow. Mr.
                 Weill is Chairman of the National Academy Foundation whose member programs include the Academy of Finance, the Academy of Travel and Tourism and the
                 Academy of Public Service.

   [Picture]     ARTHUR ZANKEL
                     Mr. Zankel, 65, has been a director of the Company since 1996. Mr.
                 Zankel has been a director of Travelers Group since 1986. He has been
                 Co-Managing Partner of First Manhattan Co. (an investment management firm)
                 since 1980. He is also a director of Vicorp Restaurants, Inc. and Fund
                 American and a trustee of Skidmore College, Carnegie Hall, New York
                 Foundation and UJA-Federation.

MEETINGS OF THE BOARD OF DIRECTORS

    The Board of Directors met 3 times during 1996. Each director attended at least 75 percent of the meetings of the Board of Directors and Board Committees of which he or she was a member during 1996 or the period thereof during which he or she was a member.

COMMITTEES OF THE BOARD OF DIRECTORS

    The following are the current members and functions of the standing committees of the Board of Directors.

    EXECUTIVE COMMITTEE. The members of the Committee are Messrs. Lipp (Chairman), Bialkin, Byrne, Weill, and Zankel. The Committee meets in place of the full Board of Directors when scheduling makes it difficult to convene all of the directors or when issues arise requiring immediate attention. The Committee did not meet during 1996.

    AUDIT COMMITTEE. The members of the Committee are Messrs. Mecum (Chairman) and Tasco. The primary functions of the Committee, composed entirely of nonmanagement directors, are to pass upon the scope of the independent certified public accountants' examination, to review with the independent certified public accountants and the Company's principal financial and accounting officers the audited financial statements and matters that arise in connection with the examination, to review the Company's accounting policies and the adequacy of the Company's internal accounting controls, and to review and approve the independence of the independent certified public accountants. The Committee met twice during 1996.

    NOMINATIONS, COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE. The members of the Committee are Messrs. Zankel (Chairman), Mendoza, and Bialkin. From time to time, the Committee acts as a nominating committee in recommending candidates to the Board as nominees for election at the Annual Meeting of Stockholders or to fill such Board vacancies as may occur during the year. The Committee will consider candidates suggested by directors or stockholders. Nominations from stockholders, properly submitted in writing to the Secretary of the Company, will be referred to the Committee for consideration. The Committee represents the full Board of Directors in matters relating to the compensation of Company officers and, from time to time, recommends to the full Board of Directors appropriate methods and rates of director compensation. It also administers the Company's CAP Plan. A subcommittee (the "Subcommittee") of the Committee, comprised of "outside directors" (as such term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")) who are also "Non-Employee Directors" (as such term is defined in Rule 16b-3 of the Exchange
Act) has the responsibility for administration of the Travelers Property Casualty Corp. 1996 Executive Option Plan (the "Executive Option Plan") and the Travelers Property Casualty Corp. Executive Performance Compensation Plan (the "Compensation Plan") assuming approval of such Plans by stockholders at the Annual Meeting. See "Item 4: Approval and Adoption of the Travelers Property Casualty Corp. Executive Option Plan" and "Item 5: Approval and Adoption of the Travelers Property Casualty Corp. Executive Performance Compensation Plan." The Subcommittee will have the exclusive authority to grant options to purchase shares of the common stock, $.01 par value, of Travelers Group ("TRV Common Stock") to Section 16(a) Persons and Covered Employees (as hereinafter defined) under the Executive Option Plan and to administer certain other elements of the Executive Option Plan covered by Section 162(m), assuming such Plan is approved by stockholders at the Annual Meeting. The Subcommittee also is responsible for determining whether the performance goals under the Compensation Plan have been met. The Committee is also responsible for the periodic assessment of the performance of the Board of Directors and the evaluation of corporate governance principles applicable to the Board of Directors. The Committee met 4 times during 1996. References herein to the Committee shall be deemed to be references to the Subcommittee in all cases where Section 162(m) of the Code would require that action be taken by the Subcommittee rather than the full Committee.

RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NINE NOMINEES AS A DIRECTOR OF THE COMPANY. Assuming the presence of a quorum, directors shall be elected by a plurality of the votes cast at the Annual Meeting by holders of Common Stock for the election of directors. Under applicable Delaware law, in tabulating the vote, broker nonvotes will not be considered present at the Annual Meeting and will have no effect on the vote.

                             EXECUTIVE COMPENSATION

GENERAL

    The factors considered in determining executive compensation for 1996 are described below. In addition, as Mr. Lipp is one of the executive officers of Travelers Group who is named in the Summary Compensation Table in Travelers Group's Proxy Statement (the "TRV Covered Employees"), his bonus compensation for 1996 was determined in accordance with the Travelers Group Executive Compensation Plan (the "TRV Compensation Plan") which is more fully described in Annex B to this Proxy Statement.

    At the Annual Meeting, stockholders are being asked to vote on the adoption of two benefit plans, the Executive Option Plan and the Compensation Plan, which, assuming the adoption of such Plans, will impact the determination and form of compensation paid to executive officers of the Company commencing in 1997.

CERTAIN RESPONSIBILITIES OF THE NOMINATIONS, COMPENSATION AND
  CORPORATE GOVERNANCE COMMITTEE OF THE BOARD OF DIRECTORS

    The Nominations, Compensation and Corporate Governance Committee (or a subcommittee thereof), comprised entirely of non-employee directors, establishes the compensation of the Chief Executive Officer, subject to the review and approval of such compensation by the TRV Subcommittee (the "TRV Subcommittee"), a subcommittee of the Nominations, Compensation and Corporate Governance Committee of Travelers Group (the "TRV Committee"), to ensure compliance with the TRV Compensation Plan. The Committee establishes the compensation of the Chief Executive Officer, and reviews the compensation of executives other than the Chief Executive Officer. No member of the Committee is a former or current officer or employee of the Company or any of its affiliates.

REPORT OF THE NOMINATIONS, COMPENSATION AND CORPORATE GOVERNANCE
  COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    STATEMENT OF PHILOSOPHY. The Company seeks to attract and retain highly qualified employees at all levels, including particularly executive officers whose performance is critical to the Company's success. In order to accomplish this, the Company is willing to provide superior compensation for superior performance. Such performance is measured on the performance of the Company as a whole, or on the performance of a business unit, or using both criteria, as the nature of an executive's responsibilities may dictate, and by the extent to which such performance reflects the corporate values integral to the Company's overall success. The Committee considers and gives weight to both qualitative and quantitative factors, including such factors as earnings, earnings per share, return on equity and return on assets and considers a full range of performance criteria for each of the executive officers covered by the Compensation Plan including contributions to financial results, productivity, risk containment, adherence to corporate values and contributions to both operating unit or divisional strategy and Company-wide strategy. In conducting such review, the Committee has generally examined the progress of the Company's financial results, both overall and on a unit basis, as well as similar data for comparable companies, to the extent it is publicly available. However, the analysis of corporate performance in financial reporting terms alone is not determinative. The Committee also gives significant weight to qualitative factors with particular emphasis on the performance of the Company's executive team in a given year.

    Compensation of executive officers consists of base salary, performance-based bonuses, a significant portion of which is restricted stock, and, in certain cases, stock option awards exercisable for shares of TRV Common Stock. Bonuses for 1996 for executive officers other than Mr. Lipp were discretionary but for Mr. Lipp, bonus compensation for 1996 was determined under the TRV Compensation Plan for services rendered to each of the Company and Travelers Group and its subsidiaries (other than the Company and its subsidiaries).

    It is also the Company's policy to take all reasonable steps to obtain the fullest possible corporate tax deduction for compensation paid to its executive officers by qualifying under Section 162(m) of the Code. To this end, stockholder approval is being sought for the adoption of the Compensation Plan and the Executive Option Plan, each of which is designed to have such effect.

    COMPONENTS OF COMPENSATION. Compensation of executive officers consists of base salary, discretionary bonus awards (a portion of which is payable in restricted stock) and, in certain cases, stock option awards exercisable for shares of TRV Common Stock. Examination of competitors' pay practices in this area is conducted to ensure that the Company's compensation policies will enable it to attract new talent and retain current valuable employees.

    Discretionary bonus awards are generally a substantial part of total compensation of Company executives. Because a percentage of executive compensation is paid in the form of restricted stock, bonus awards are not only a short-term cash reward but also a long-term incentive related directly to the enhancement of stockholder value. The restricted period applicable to awards to executive officers is three years and, as such, furthers the long-term nature of such compensation.

    No stock options have been granted which are exercisable for shares of Common Stock. However, certain executive officers have received grants of stock options exercisable for TRV Common Stock. Stockholders are being asked to approve the Executive Option Plan which permits the Committee, in its discretion and with the authorization of the TRV Committee, to grant options exercisable for TRV Common Stock to certain executive officers of the Company and its subsidiaries.

    1996 COMPENSATION. The Committee believes that 1996 was a year of accomplishment for the Company. There was a substantial increase in operating earnings resulting in a high return on stockholders' investments. The Company completed the acquisition of the property and casualty insurance business of Aetna, which provided the basis for a successful initial public offering of its Class A Common Stock, and made significant progress in the integration of the acquired property and casualty business with the existing property and casualty business of the Company.

                                          THE NOMINATIONS, COMPENSATION AND
                                          CORPORATE GOVERNANCE COMMITTEE:

                                          ARTHUR ZANKEL (Chairman)
                                          KENNETH J. BIALKIN
                                          ROBERTO G. MENDOZA

NOMINATIONS, COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE INTERLOCKS AND
  INSIDER PARTICIPATION

    The persons named above under the caption "Election of Directors--Committees of the Board of Directors--Nominations, Compensation and Corporate Governance Committee" were the only members of such committee during 1996. Mr. Bialkin, a member of the Committee, is a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, which performs legal services for the Company and Travelers Group and its subsidiaries from time to time. Mr. Bialkin does not serve as a member of the Subcommittee of the Committee that grants awards to Section 16(a) Persons under the CAP Plan, grants options to Section 16(a) Persons under the Executive Option Plan and will administer the Compensation Plan assuming that the adoption of each such Plan is approved by the stockholders at the Annual Meeting.

SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table sets forth compensation paid by the Company and its subsidiaries to the chief executive officer and the four other most highly compensated executive officers for services rendered to the Company and Travelers Group and its subsidiaries in all capacities during each of the fiscal years ended December 31, 1996 and 1995. The format of this table has been established by the SEC. Certain of the Covered Employees received awards of restricted TRV Common Stock and/or stock options exercisable for TRV Common Stock under employee benefit plans of Travelers Group in respect of performance for the fiscal years ended December 31, 1995 and 1996. These awards are listed under the headings "Restricted Stock Awards (TRV)" and "Securities Underlying Travelers Group Stock Options (number of shares)." All share numbers in the column entitled "Securities Underlying Travelers Group Stock Options (number of shares)" have been restated to the extent necessary to give effect to the two TRV Common Stock dividends declared and paid during 1996.



                                                            SUMMARY COMPENSATION TABLE
                                                                                            LONG TERM
                                                                                          COMPENSATION
                                           ANNUAL COMPENSATION                               AWARDS
                               -------------------------------------------   ---------------------------------------
                                                                                                        SECURITIES
                                                                                                        UNDERLYING
                                                                                                         TRAVELERS
                                                                              RESTRICTED   RESTRICTED       GROUP
                                                                 OTHER          STOCK        STOCK         STOCK           ALL
                                                                 ANNUAL        AWARDS       AWARDS        OPTIONS         OTHER
     NAME AND PRINCIPAL                                       COMPENSATION      (TAP)        (TRV)      (NUMBER OF     COMPENSATION
    POSITION AT 12/31/96       YEAR  SALARY ($)    BONUS($)      ($)(B)        ($)(C)       ($)(D)        SHARES)         ($)(E)
-----------------------------  ----  ----------   ----------  ------------   -----------  -----------  -------------   ------------
Robert I. Lipp...............  1996   $600,000    $2,685,022    $  5,333     $ 1,353,301      --           711,454        $1,900
  Chairman of the Board,       1995    600,000     2,160,000       5,333         --       $ 1,119,997      490,286         1,962
  Chief Executive Officer and
  President(A)
Jay S. Fishman...............  1996    300,000       810,015     139,000         386,647      --           174,947         1,204
  Vice Chairman and Chief      1995    300,000       660,000     106,283         --           319,955      194,246         1,211
  Administrative Officer and
  Chief Operating Officer--
  Commercial Lines(A)
Charles J. Clarke............  1996    393,125       336,746       4,444         217,672      --            72,442        19,727
  Chairman and Chief           1995    297,250       381,250      --             --           224,970       71,082        31,657
  Executive Officer--
  Commercial Lines
Ronald E. Foley..............  1996    350,000       291,252      --             178,331      --           148,221         1,576
  Chairman and Chief           1995    350,000       253,750      --             --           161,666       66,464         5,034
  Executive Officer--
  Risk Management
William P. Hannon............  1996    384,849       182,130      37,586         148,271      --            80,000         1,348
  Chief Financial Officer

(FOOTNOTES FOR PRECEDING PAGE)

------------------------

(A) For Mr. Lipp and Mr. Fishman, it is estimated that approximately 80% of such amounts reflect compensation for services provided to the Company and approximately 20% of such amounts reflect compensation for services rendered to Travelers Group and its affiliates (other than the Company and its subsidiaries). The bonus compensation Mr. Lipp received pursuant to the TRV Compensation Plan is inclusive of bonus compensation paid to him for services rendered to each of the Company and Travelers Group and its subsidiaries; and the portion of his bonus payable in restricted stock was awarded in shares of Common Stock under the CAP Plan.

(B) The aggregate amount set forth for Mr. Fishman includes $27,372 for housing expenses while away from home and $47,504 for use of Company transportation.

(C) Restricted stock awards are made under the CAP Plan. The CAP Plan provides for payment, mandatory as to senior executives and certain others within the Company and certain of its subsidiaries, of a portion of compensation in the form of awards of restricted shares of Common Stock discounted (currently 25%) from market value in order to reflect the impact of the restrictions on the value of the restricted stock as well as the possibility of forfeiture of restricted stock. Under the current award formula in effect under the CAP Plan for corporate executives, the following percentages of annual compensation are payable in the form of restricted shares of Common Stock:

                          ANNUAL COMPENSATION                               % IN RESTRICTED STOCK
                          -------------------                             -------------------------
Up to $200,000..........................................................                 10%
$200,001 to $400,000....................................................                 15%
$400,001 to $600,000....................................................                 20%
Amounts over $600,000...................................................                 25%

    Annual compensation generally consists of salary and incentive awards. The recipient of restricted stock is not permitted to sell or otherwise dispose of such stock (except by will or the laws of descent and distribution) for a period of three years from the date of award (or (i) for such other period as may be determined to be applicable to various classes of participants in the sole discretion of the Nominations, Compensation and Corporate Governance Committee or (ii) for additional one year periods if the participant elected to defer vesting and thereby extend the restricted period). Upon expiration of the applicable restricted period, and assuming the recipient's continued employment with the Company, the restricted shares of Common Stock become fully vested and freely transferable. From the date of award, the recipient may vote the restricted shares of Common Stock and receives dividends or dividend equivalents on the restricted shares of Common Stock at the same rate as dividends are paid on all outstanding shares of Common Stock. As of December 31, 1996, and including the awards made in January 1997 in respect of 1996, the total holdings of restricted shares of Common Stock under the CAP Plan and the market value at such date of such shares for each of the persons in the Summary Compensation Table were as follows: Mr. Lipp: 36,016 shares ($1,274,066); Mr. Fishman: 10,290 shares ($364,008.75); Mr. Clarke: 5,793 shares ($204,927.38); Mr. Foley:
    4,746 shares ($167,889.75) and Mr. Hannon: 3,946 shares ($139,589.75). The year-end market price of the Common Stock was $35.375 per share.

(D) Certain Covered Persons have, in the past, received awards of restricted TRV Common Stock under the Travelers Group Capital Accumulation Plan (the "TRV CAP Plan"). The TRV CAP Plan is substantially identical to the CAP Plan. As of December 31, 1996, the total holdings of restricted TRV Common Stock under the TRV CAP Plan and the market value at such date of such shares for each of the persons in the Summary Compensation Table were as follows: Mr.
    Lipp: 86,166 shares ($3,909,782.25); Mr. Fishman: 23,930 shares
    ($1,085,823.75); Mr. Clarke: 18,318 shares ($831,179.25);

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

    and Mr. Foley: 10,618 shares ($481,791.75). The year-end market price of TRV Common Stock was $45.375 per share.

(E) Includes (i) the matching grant for 1996 pursuant to the Savings Plan in the form of (x) TRV Common Stock having a market value of $1,000 at December 31, 1996 for Messrs. Lipp and Fishman and (y) $4.53 ESOP Convertible Preferred Stock, Series C, of Travelers Group ("Series C Preferred Stock") having a market value at December 31, 1996 of $1,000 for Mr. Foley and Mr. Hannon and $3,750 for Mr. Clarke, and (ii) the variable matching grant for 1996 pursuant to the Savings Plan in the form of Series C Preferred Stock having a market value of $3,750 for Mr. Clarke. Also includes supplemental life insurance paid by the Company.

STOCK OPTIONS GRANTED

    The following table sets forth information with respect to stock options exercisable for TRV Common Stock granted to the Covered Employees for services rendered to the Company during 1996. All of such options permit the Covered Employees to purchase TRV Common Stock and were granted under the Travelers Group Stock Option Plan (the "TRV Option Plan") or the Travelers Group 1996 Stock Incentive Plan (the "TRV Incentive Plan").

    At the Annual Meeting, stockholders are being asked to consider approval of the Executive Option Plan. The Executive Option Plan, which was approved by the Board of Directors in July 1996 and is more fully described in Item 4, permits the Committee, in its discretion and with the authorization of the TRV Committee, to grant options exercisable for TRV Common Stock to certain executive officers of the Company and its subsidiaries.

    The "Grant Date Present Value" numbers set forth in the table below were derived by application of a variation of the Black-Scholes option pricing model. The following assumptions were used in employing such model:

    - stock price volatility was calculated by using the weekly closing price of TRV Common Stock on the NYSE Composite Transactions Tape for the one-year period prior to the grant date of each option;

    - the risk-free interest rate for each option grant was the interpolated market yield on the date of grant on a Treasury bill with a term identical to the subject option life, as reported by the Federal Reserve;

    - the dividend yield on the date of the option grant (based upon the actual annual dividend rate of TRV Common Stock during 1996) was assumed to be constant over the life of the option;

    - exercise of the option was deemed to occur approximately one year after the date of grant with respect to options that vest six months after the date of grant and approximately three years after the date of grant with respect to options that vest at a rate of 20% per year, as appropriate, based upon each individual's historical experience of the average period between the grant date and exercise date for those options that have vested;

    - in the case of Messrs. Foley and Hannon, the value arrived at through the use of the Black-Scholes model was discounted by 10% to reflect the nontransferability of shares of TRV Common Stock issued upon exercise during the two-year period following such exercise;

    - in the case of Messrs. Lipp, Fishman and Clarke, the value arrived at through the use of the Black-Scholes model was discounted by 25% to reflect the reduction in value (as measured by the estimated cost of protection) of the options due to their commitment, as members of Travelers Group's planning group (the "TRV Planning Group"), not to dispose of their shares of TRV Common Stock except for donations to charity, for certain limited estate planning purposes or for use in connection with participation in the stock option and restricted stock plans of Travelers Group (the "TRV Stock Ownership Commitment"); and

    - TRV Stock Ownership Commitment. For purposes of calculating the discount, a five year holding period was assumed even though each of Messrs. Lipp, Fishman and Clarke may be a member of the TRV Planning Group for more than five years.

    The potential value of options granted depends entirely upon a long-term increase in the market price of TRV Common Stock: if the stock price does not increase, the options would be worthless and if the stock price does increase, this increase would benefit both option holders and all Travelers Group stockholders.



                                                            OPTION GRANTS IN 1996

                                                                      INDIVIDUAL GRANTS(A)
                                   -------------------------------------------------------------------------------------------
                                                                      % OF
                                          NUMBER OF             TOTAL TRV OPTIONS
                                          SECURITIES             GRANTED TO ALL         EXERCISE
                                          UNDERLYING             TRAVELERS GROUP           OR                      GRANT DATE
                                     TRV OPTIONS GRANTED            EMPLOYEES          BASE PRICE     EXPIRATION     PRESENT
NAME                                  (NUMBER OF SHARES)             IN 1996          ($ PER SHARE)      DATE       VALUE ($)
----                               ------------------------   ---------------------   -------------   ----------   -----------

                                     RELOAD     NON-RELOAD    RELOAD    NON-RELOAD
                                   ----------  ------------   ------   ------------
Robert I. Lipp...................   19,066.00                  .07                       30.8125        2/22/03        $41,016
                                    26,054.00                  .10                       30.8125         5/2/03         56,049
                                    52,706.00                  .20                       30.8125        11/2/02        113,384
                                    14,470.67                  .06                       32.8125       11/26/04         34,640
                                    34,888.00                  .14                       32.8125        2/22/03         83,516
                                   104,716.00                  .41                       32.8125        11/2/02        250,673
                                    49,174.67                  .19                       32.8125         5/2/03        117,716
                                    51,826.67                  .20                       37.4063        11/2/02        143,565
                                    13,720.00                  .05                       40.7813       11/26/04         41,603
                                    16,593.33                  .06                       40.7813        2/22/03         50,316
                                    22,677.33                  .09                       40.7813         5/2/03         68,764
                                    45,876.00                  .18                       40.7813        11/2/02        139,109
                                                66,666.67                   .26          40.6875        11/1/06        419,941
                                    15,772.00                  .06                       44.9063       12/14/05         52,577
                                    12,619.00                  .05                       43.2500       11/26/04         40,224
                                    30,423.00                  .12                       43.2500        2/22/03         96,976
                                    91,321.00                  .35                       43.2500        11/2/02        291,094
                                    42,884.00                  .16                       43.2500         5/2/03        136,696

                                   ----------  ------------   ------         --                                    -----------
    Sub-Total....................  647,787.67   66,666.67
                                   ----------  ------------
Total............................         711,454.34          2.49          .26                                      2,177,859

                                                                      INDIVIDUAL GRANTS(A)
                                   -------------------------------------------------------------------------------------------
                                                                      % OF
                                          NUMBER OF             TOTAL TRV OPTIONS
                                          SECURITIES             GRANTED TO ALL         EXERCISE
                                          UNDERLYING             TRAVELERS GROUP           OR                      GRANT DATE
                                     TRV OPTIONS GRANTED            EMPLOYEES          BASE PRICE     EXPIRATION     PRESENT
NAME                                  (NUMBER OF SHARES)             IN 1996          ($ PER SHARE)      DATE       VALUE ($)
----                               ------------------------   ---------------------   -------------   ----------   -----------
                                     RELOAD     NON-RELOAD    RELOAD    NON-RELOAD
                                   ----------  ------------   ------   ------------
Jay S. Fishman...................    5,658.00                  .02                       32.7500        4/25/02         14,140
                                    12,562.00                  .05                       32.7500        2/26/04         31,394
                                    12,338.00                  .05                       32.7500        4/27/01         30,834
                                     1,714.00                  .01                       32.7500        5/22/02          4,284
                                    25,150.00                  .10                       32.7500         6/1/99         62,853
                                     6,258.67                  .02                       32.9063        5/22/02         17,288
                                     8,450.66                  .03                       32.9063        4/27/01         23,343
                                     6,432.00                  .02                       32.9063        4/25/02         17,767
                                     7,517.33                  .03                       32.9063         6/1/99         20,765
                                     5,120.00                  .02                       39.8438        4/25/02         17,082
                                    11,377.33                  .04                       39.8438        2/26/04         37,959
                                     1,552.00                  .01                       39.8438        5/22/02          5,178
                                    22,768.00                  .09                       39.8438         6/1/99         75,963
                                    11,168.00                  .04                       39.8438        4/27/01         37,261
                                    12,617.33                  .05                       44.9063       12/14/05         47,210
                                     7,154.00                  .03                       46.2500        4/27/01         27,725
                                     5,446.00                  .02                       46.2500        4/25/02         21,106
                                     6,365.00                  .02                       46.2500         6/1/99         24,668
                                     5,299.00                  .02                       46.2500        5/22/02         20,536

                                   ----------  ------------   ------         --                                    -----------
Total............................         174,947.32           .67            0                                        537,356
Charles J. Clarke................    4,084.00                  .02                       32.5313        1/10/01         12,842
                                     5,856.00                  .02                       32.5313         1/7/03         18,414
                                    14,392.01                  .06                       32.5313        2/13/02         45,256
                                     6,277.33                  .02                       32.5313        2/26/04         19,739
                                     9,674.67                  .04                       32.5313         2/8/00         30,422
                                     6,709.33                  .03                       32.5313         2/2/99         21,097
                                     6,504.00                  .02                       32.5313         2/4/98         20,452
                                     4,405.33                  .02                       35.2500        1/10/01         13,839
                                     3,586.67                  .01                       35.2500         2/4/98         11,267
                                     3,873.33                  .01                       35.2500         1/7/03         12,167
                                     7,080.00                  .03                       35.2500        2/13/02         22,241

                                   ----------  ------------   ------         --                                    -----------
Total............................         72,442.67           .28             0                                        227,736

                                                                      INDIVIDUAL GRANTS(A)
                                   -------------------------------------------------------------------------------------------
                                                                      % OF
                                          NUMBER OF             TOTAL TRV OPTIONS
                                          SECURITIES             GRANTED TO ALL         EXERCISE
                                          UNDERLYING             TRAVELERS GROUP           OR                      GRANT DATE
                                     TRV OPTIONS GRANTED            EMPLOYEES          BASE PRICE     EXPIRATION     PRESENT
NAME                                  (NUMBER OF SHARES)             IN 1996          ($ PER SHARE)      DATE       VALUE ($)
----                               ------------------------   ---------------------   -------------   ----------   -----------
                                     RELOAD     NON-RELOAD    RELOAD    NON-RELOAD
                                   ----------  ------------   ------   ------------
Ronald E. Foley..................   37,142.00                  .14                       34.4375         1/7/03        126,984
                                     5,694.00                  .02                       34.4375        1/10/01         19,467
                                    18,978.00                  .07                       34.4375        2/13/02         64,883
                                     2,648.00                  .01                       34.6875         2/4/98          9,244
                                    29,356.00                  .11                       34.6875         1/7/03        102,476
                                     5,381.33                  .02                       34.6875        2/13/02         18,786
                                     5,258.67                  .02                       34.6875         2/8/00         18,358
                                     7,109.33                  .03                       34.6875         2/2/99         24,818
                                    10,593.33                  .04                       34.6875         2/4/98         36,979
                                     3,602.67                  .01                       34.6875        2/13/02         12,576
                                     4,156.00                  .02                       46.1250        2/13/02         20,586
                                    18,302.00                  .07                       46.1250         1/7/03         90,654

                                   ----------  ------------   ------         --                                    -----------
Total............................         148,221.33           .56            0                                        545,811

William P. Hannon................               80,000.00     0             .31           30.875        2/24/06        447,276

                                   ----------  ------------   ------         --                                    -----------
Total............................         80,000.00           0             .31                                        447,276

------------------------

(A) The option price of each option granted under the TRV Option Plan or the TRV Incentive Plan is not less than the fair market value of the TRV Common Stock subject to the option, determined in good faith by the TRV Committee. Under current rules established by the TRV Committee, fair market value is the closing sale price of TRV Common Stock on the NYSE Composite Transactions Tape on the last trading day prior to the date of grant of the option. Options generally vest in cumulative installments of 20% on each anniversary of the date of grant such that the options are fully exercisable on and after five years from the date of grant until ten years following such grant (in the case of non-qualified stock options, which represent all options currently outstanding). The TRV Committee has discretion to establish a slower vesting schedule for options granted under the TRV Option Plan and the TRV Incentive Plan. Participants are entitled to have shares of TRV Common Stock otherwise issuable upon an option exercise withheld to cover in whole or in part the tax liability associated with such exercise, or participants may cover such liability by surrendering previously owned shares of TRV Common Stock (other than restricted TRV Common Stock).

    Under the reload feature of the TRV Option Plan and the TRV Incentive Plan, participants who tender previously owned shares (including restricted shares of TRV Common Stock issued under the TRV CAP Plan) to pay all or a portion of the exercise price of vested stock options or tender previously owned shares or have shares withheld to cover the associated tax liability may be eligible to receive a reload option covering the same number of shares as are tendered or withheld for such purposes. Under the TRV Option Plan and the TRV Incentive Plan, if a participant elects to receive a reload option, the shares of TRV Common Stock such participant receives upon exercise of the underlying option will be subject to restrictions on transferability for two years. Further, in order for a participant to receive a reload option in connection with his or her exercise of a vested option, the market price of TRV Common Stock on the date of exercise must equal or exceed the minimum market price level established by the TRV Committee from time to time (the "Market Price

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

    Requirement"). The TRV Committee has established that the initial Market Price Requirement will be a market price on the date of exercise equal to or greater than 120% of the price of the option being exercised.

    The TRV Committee determines the exercise price for the reload option at the time such reload option is granted, provided that the exercise price may not be less than the fair market value of a share of TRV Common Stock on the date of exercise of the underlying option, and such reload option will have a term equal to the remaining term of the original option, except that the reload option will not be exercisable until six months after its date of grant, unless the TRV Committee determines otherwise.

    Reload options are intended to encourage employees to exercise options at an earlier date and to retain the shares so acquired, in furtherance of Travelers Group's long-standing policy of encouraging increased employee stock ownership. With standard stock options, sale of at least a portion of the stock to be acquired by exercise is often necessitated to cover the exercise price or the associated withholding tax liability. The employee thereby receives fewer shares upon exercise, and also forgoes any future appreciation in the stock sold. By use of previously owned shares to exercise an option, an employee is permitted to gain from the past price appreciation in such shares, and receives a new option at the current market price. The reload option so granted enables the employee to participate in future stock price appreciation.

STOCK OPTIONS EXERCISED

    The following table sets forth, in the aggregate, the number of shares of TRV Common Stock underlying options exercised during 1996 and states the value at year-end of exercisable and unexercisable options remaining outstanding. The "Value Realized" column reflects the difference between the market price on the date of exercise and the market price on the date of grant (which establishes the exercise price for the option) for all options exercised, even though the executive may have actually received fewer shares of TRV Common Stock as a result of the surrender of previously owned shares to pay the exercise price or the tax liability, or the withholding of shares to cover the tax liability associated with option exercise. Accordingly, the "Value Realized" numbers do not necessarily reflect what the individual might receive, should he or she choose to sell the shares of TRV Common Stock acquired by the option exercise, since the market price of the shares so acquired may at any time be higher or lower than the price on the exercise date of the option.

                                            AGGREGATED OPTION EXERCISES IN 1996

                                                             AND

                                                  1996 YEAR-END OPTION VALUE

                                                                       NUMBER OF SECURITIES
                                                                      UNDERLYING UNEXERCISED
                                                                          TRV OPTIONS AT          VALUE OF UNEXERCISED
                                           SHARES                         1996 YEAR-END         IN THE MONEY TRV OPTIONS
                                         ACQUIRED ON     VALUE          (NUMBER OF SHARES)         AT 1996 YEAR-END($)
                                          EXERCISE    REALIZED($)   --------------------------  -------------------------
NAME                                         (A)         ($)(B)     EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
----                                     -----------  ------------  -----------  -------------  ----------  -------------
Robert I. Lipp.........................     769,243   $  8,755,309           0        756,836           $0  $  11,346,657
Jay S. Fishman.........................     205,927      2,177,157           0        184,867            0      2,346,127
Charles J. Clarke......................      99,873      1,086,846      78,663         50,840    1,125,725      1,033,483
Ronald E. Foley........................     200,719      2,776,801      37,231        118,579    1,101,060      1,596,373
William P. Hannon......................           0                          0         80,000            0      1,160,000

------------------------

(A) This column reflects the number of shares of TRV Common Stock underlying options exercised in 1996 by the named executive officers. The actual number of shares of TRV Common Stock received by each of these individuals from options exercised in 1996 (net of shares surrendered to cover the exercise price and/or surrendered or withheld to cover the exercise price and tax liabilities) was: Mr. Lipp, 124,452 shares; Mr. Fishman, 30,978 shares; Mr. Clarke, 18,127 shares; and Mr. Foley, 42,846 shares.

(B) "Value Realized" is in each case calculated as the difference between the market price on the date of exercise and the market price on the date of grant, which establishes the exercise price for option exercise. Messrs. Lipp, Fishman and Clarke have agreed to the TRV Stock Ownership Commitment. Other than shares of TRV Common Stock used in connection with employee compensation plans, charitable contributions or certain limited estate planning transactions, at December 31, 1996, none of Mr. Lipp, Mr. Fishman or Mr. Clarke had ever disposed of any TRV Common Stock.

PERFORMANCE GRAPH

    The following line graph compares annual changes in "Cumulative Total Return" (as defined below) of the Company with (i) Cumulative Total Return of a performance indicator of equity stocks in the overall stock market, the S&P 500 Index, and (ii) Cumulative Total Return of a "Peer Index," each for the period beginning on the date of the initial public offering of the Class A Common Stock and ending on December 31, 1996. The Peer Index is CNA Financial Corp., American International Group, Inc. and the companies that comprise the S&P Property and Casualty Insurance Index: The Allstate Corporation, The Chubb Corporation, General Re Corporation, SAFECO Corporation, The St. Paul Companies, Inc. and USF&G Corporation. The Peer Index has been weighted based on market capitalization. "Cumulative Total Return" is calculated (in accordance with SEC instructions) by dividing (i) the sum of (A) the cumulative amount of dividends during the relevant period, assuming dividend reinvestment at the end of the month in which such dividends were paid, and (B) the difference between the market capitalization at the end and the beginning of such period, by (ii) the market capitalization at the beginning of such period.

    The comparisons in this table are set forth in response to SEC disclosure requirements, and therefore are not intended to forecast or be indicative of future performance of the Common Stock.

                       TRAVELERS PROPERTY CASUALTY CORP.
              COMPARISON OF CUMULATIVE TOTAL RETURN FOR THE PERIOD COMMENCING APRIL 22, 1996 THROUGH DECEMBER 31, 1996

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                TAP      S&P 500    PEER GROUP
22-Apr-96       100.00     100.00        100.00
30-Apr-96       110.50     100.40         97.73
31-May-96       109.00     102.99        101.10
30-Jun-96       113.50     103.38        106.45
31-Jul-96       106.50      98.81        101.59
31-Aug-96       110.30     100.90        102.21
30-Sep-96       110.30     106.57        107.84
31-Oct-96       120.62     109.51        116.33
30-Nov-96       138.72     117.78        125.50
31-Dec-96       142.24     115.45        120.13

                                                    APRIL 22,     DECEMBER 31,
                                                      1996            1996
                                                  -------------  ---------------
Travelers Property Casualty Corp................       100.00          142.24
S&P.............................................       100.00          115.45
Peer Index......................................       100.00          120.13
------------------------
ASSUMES $100 INVESTED AT THE CLOSING PRICE ON APRIL 22, 1996, IN THE COMPANY'S
COMMON STOCK, THE S&P 500 INDEX, AND THE PEER INDEX, INCLUDING CNA FINANCIAL
CORP. AND AMERICAN INTERNATIONAL GROUP, INC. AND THE S&P INSURANCE (PROPERTY AND
CASUALTY) INDEX. THE PEER INDEX HAS BEEN WEIGHTED BASED ON MARKET
CAPITALIZATION.

COMPENSATION OF DIRECTORS

    Pursuant to the Company's By-laws, the members of the Board of Directors are compensated in a manner and at a rate determined from time to time by the Board of Directors. The Company pays outside directors in shares of Common Stock in order to assure that the directors have an ownership interest in the Company in common with other stockholders. Compensation of outside directors of the Company currently consists of an annual retainer of $50,000, payable in shares of Class A Common Stock, receipt of which may be deferred at the election of a director. Directors who have not made such election receive fees partly in shares of Class A Common Stock and partly in cash equal to the current tax liability incurred by receipt of such Class A Common Stock.

    Directors receive no additional compensation for participation on committees of the Board. Additional compensation, if any, for special assignments undertaken by directors will be determined on a case by case basis, but no such additional compensation was paid to any director in 1996. Directors who are employees of the Company or its affiliates do not receive any compensation for their services as directors.

RETIREMENT PLANS

    Benefits under the Travelers Group Pension Plan (the "TRV Retirement Plan") vest after five years of service with Travelers Group or its subsidiaries. The normal form of retirement benefit is, in the case of a married participant, a joint and survivor annuity payable over the life of the participant and his or her spouse, or in the case of an unmarried participant, an annuity payable over the participant's life. Instead of such normal form of payment, participants may elect to receive other types of annuities or a single sum payable at retirement or, with respect to certain participants, other termination of service.

    Messrs. Lipp, Fishman and Hannon accrue benefits in accordance with the formula described below. When expressed as a single sum payment option, benefits accrue for the first five years of covered service at an annual rate varying between .75% and 4.0% of the participant's qualifying compensation, depending upon the participant's age at the time of accrual. "Qualifying compensation" generally includes base salary (before pre-tax contributions to the Savings Plan or other benefit plans), overtime pay, commissions and bonuses. Under rules promulgated by the Internal Revenue Service (the "Service"), a ceiling of $150,000 for 1996 (subject to adjustment by the Service) is imposed on the amount of compensation that may be considered "qualifying compensation" under the TRV Retirement Plan.

    During the period of the sixth through the fifteenth year of covered service, benefits accrue at an annual rate of between 1.25% and 5.0% of the participant's qualifying compensation, depending upon the participant's age at the time of accrual. After a participant has completed 15 years of covered service, benefits accrue at an annual rate varying between 1.25% and 7.0% of the participant's qualifying compensation, depending upon the participant's age at the time of accrual. There are also minimum benefits provided for under the TRV Retirement Plan.

    Subject to the statutory maximum benefits payable by a qualified plan (as described below), a participant also accrues annually an additional amount calculated as 1.0% to 2.5% of qualifying compensation (again depending upon his or her age) for that part of qualifying compensation in excess of the amount of the Social Security wage base. There is an interest accrual added to the participant's single sum entitlement. This interest amount is determined by multiplying the prior year's single sum by a percentage calculated annually pursuant to a formula set forth in the TRV Retirement Plan.

    The statutory maximum retirement benefit that may be paid to any one individual by a tax qualified defined benefit pension plan in 1996 is $120,000 annually. Years of service credited under the TRV Retirement Plan to date for Messrs. Lipp, Fishman and Hannon are as follows: Mr. Lipp, 10 years; Mr. Fishman, 7 years; and Mr. Hannon, 1 year.

    The Company and certain Company subsidiaries provide certain pension benefits, in addition to the statutory maximum benefit payable under tax qualified pension plans, under non-funded, non-qualified retirement benefit equalization plans ("RBEPs"). The benefits payable under RBEPs are unfunded, and will come from the general assets of each plan's sponsor. The compensation covered by such plans is limited to a fixed amount of $300,000 (equal to twice the 1994 statutory maximum qualifying compensation without giving effect to any future adjustments) less amounts covered by the TRV Retirement Plan, thereby limiting benefits payable under the RBEPs to all participants. No benefits were accrued in 1996 under any of the RBEPs for the account of the Covered Employees.

    Benefits payable under the Travelers Group Supplemental Retirement Plan ("SERP") covering supplemental retirement benefits to designated senior executives of Travelers Group and its subsidiaries are frozen. Messrs. Lipp and Fishman are SERP participants. The maximum benefit payable under SERP is also reduced by any benefits payable under the TRV Retirement Plan (or its predecessor plans, if applicable), under any applicable RBEP, under any other Travelers Group or subsidiary sponsored qualified or non-qualified defined benefit or defined contribution pension plan (other than the Savings Plan or other 401(k) plans), and under the Social Security benefit program.

    Estimated annual benefits under the benefit plans of Travelers Group for the Covered Employees using the applicable formulas under the TRV Retirement Plan and the frozen RBEP and SERP Plans and assuming their retirement at age 65, would be as follows: Mr. Lipp, $290,939; Mr. Fishman, $74,491; and Mr. Hannon, $45,450. These estimates were calculated assuming that the interest accrual was 8% for 1989 through 1991, 6% for 1992 through 1993, 5.5% for 1994, 7% for 1995 and 5.5% thereafter until the participant retires at the age of 65, and that the current salary of the participant, the 1996 dollar ceiling on qualifying compensation (which was set by legislation adopted in 1993 at $150,000 annually), the 1996 Social Security wage base and the current regulatory formula to convert lump-sum payments to annual annuity figures each remains unchanged.

    Messrs. Clarke and Foley accrue benefits in accordance with the formula described below. Under the retirement plan in effect through 1989 (the "old Travelers Retirement Plan"), retirement benefits were computed on an actuarial basis providing fixed benefits after a specified number of years of service. Generally, the plan provided vested benefits after five years of service equal to 2% of final average salary over a five-year period for each year of service up to 25 years plus two-thirds of 1% for each year of service over 25 years (up to a maximum of 15 additional years), less a portion of the primary Social Security amount, plus adjustments for cost-of-living increases of up to 3% each year. The following table sets forth estimated annual benefits payable under the plan in effect through 1989 to participating employees in the specified remuneration and years-of-service classifications, on a straight life annuity basis and before deduction for Social Security benefits.

                  YEARS OF CONTINUOUS SERVICE TO NORMAL
   FINAL                  RETIREMENT DATE(2)(3)
  AVERAGE     ----------------------------------------------
 SALARY(1)        10          20          30          40
------------  ----------  ----------  ----------  ----------
$700,000....  $  140,000  $  280,000  $  373,310  $  420,000
 800,000....     160,000     320,000     426,640     480,000
 900,000....     180,000     360,000     479,970     540,000
 1,000,000..     200,000     400,000     533,300     600,000
 1,100,000..     220,000     440,000     586,000     660,000

------------------------

(1) "Final Average Salary" is the average of an employee's salary paid in any consecutive five-year period during the employee's last ten years of active employment which produces the highest average salary.

(2) Assumes retirement at age 65, normal retirement date, although there is no reduction for an employee who retires at age 62 or thereafter. On January 1, 1997, the following individuals had the number of years of credited service indicated: Mr. Clark, 39 years; and Mr. Foley, 25 years.

(3) As a result of limitations under the Internal Revenue Code of 1986, as amended, a portion of these amounts may be paid under a supplemental benefit plan outside the qualified benefit plan.

    Employees who were vested participants in the old Travelers Retirement Plan on December 31, 1989 are entitled to a minimum benefit as calculated under that plan, without adjustment for cost-of-living increases. It is anticipated that Messrs. Clarke and Foley will receive a minimum benefit computed under the prior plan and, accordingly, the above table reflects the minimum benefits they are expected to receive. In addition, such employees, the sum of whose age and years of service on such date exceeded 55 will have such minimum benefit increased by an amount equal to the excess of their age and years of service on such date over 55, up to a maximum of 25, times 0.3% of their three-year final average salary, determined as described below. The excess of the age and years of service over 55 utilized in calculating such increased benefit for the following individuals is as indicated: Mr. Clarke, 25 years; and Mr. Foley, 7 years.

    The estimated annual benefits payable upon retirement at normal retirement age for the following individuals is as indicated: Mr. Clarke, $368,975; and Mr. Foley, $267,786. Their actual pension benefit will be based on the highest benefit amount produced from these formulas/methods.

    In addition to retirement benefits under the old Travelers Retirement Plan, the Company pays a retirement allowance of up to 13 weeks of base salary, based upon age at retirement, to employees who attained age 50 on or before December 31, 1989. This additional benefit is available to Mr. Clarke.

EMPLOYMENT PROTECTION AGREEMENTS

    Mr. Foley was party to an employment agreement with TIGI providing for his employment as a senior executive of TIGI which expired by its terms on December 31, 1996. The agreement provided for an annual base salary of not less than Mr. Foley's base salary in effect on the date of the agreement (December 31, 1993) and that Mr. Foley was eligible to receive a discretionary bonus.

    Mr. Hannon is party to a letter agreement dated December 12, 1995 providing for his employment as Chief Financial Officer of the Company. The agreement provides that Mr. Hannon will receive a base salary of $400,000 per year, and, with respect to 1996, bonus compensation of at least $300,000. The agreement also provides that in each year after 1996, Mr. Hannon will be eligible for consideration for a bonus. The agreement provides for Mr. Hannon's participation in the CAP Plan; a one-time grant of a stock option for TRV Common Stock; reimbursement for certain housing expenses; and participation in employee welfare benefit and pension plans of the Company and/or its affiliates. Mr. Hannon's employment is at will and may be terminated at any time.

CERTAIN TRANSACTIONS

    On April 2, 1996, the Company purchased all of the outstanding shares of common stock of each of The Aetna Casualty and Surety Company and The Standard Fire Insurance Company from Aetna as more fully described below. The Company entered into certain arrangements with various parties, including Travelers Group and its subsidiaries and certain private investors, in connection with the acquisition and the financing thereof, a number of which are continuing. The relevant provisions of the applicable agreements have been summarized below. The summaries do not purport to be complete and are qualified in their entirety by reference to such agreements which have previously been filed with the Commission. All terms used herein that are defined in such agreements shall have the meanings assigned them in such agreements.

RELATIONSHIPS WITH AETNA

    Pursuant to the Stock Purchase Agreement dated as of November 28, 1995 between TIGI and Aetna (the "Aetna Stock Purchase Agreement"), which was assigned to the Company, the Company purchased Aetna Casualty and Standard Fire on April 2, 1996 for an aggregate purchase price of approximately $4.16 billion.

    Aetna agreed not to compete with any of the Aetna P&C businesses as conducted in certain countries, with certain limited exceptions for a period of five years. Aetna entered into a license agreement with Aetna Casualty and Standard Fire that permits those companies and their subsidiaries to use the "Aetna" name in connection with their operations through December 31, 1998. Aetna also agreed not to license the Aetna name to anyone else for use in a property and casualty insurance business until after December 31, 2001.

    Aetna and its subsidiaries continue to provide certain services to the Company, including data processing and computer support, telecommunications services, payroll and benefit administration, certain reinsurance arrangements relating to property and casualty business written by Aetna and stop loss insurance for group health business written by a subsidiary of Aetna and arrangements for the lease of real and personal property, among other things. During 1996, the Company paid to Aetna approximately $38 million in respect of services provided.

    From time to time the Company engages in transactions with Aetna and its subsidiaries in the ordinary course of business.

RELATIONSHIPS WITH TIGI AND TRAVELERS GROUP

    The Company has engaged in certain transactions and is a party to certain arrangements with TIGI and Travelers Group and certain of their affiliates.

    INTERCOMPANY AGREEMENT

    The Company and Travelers Group entered into an Intercompany Agreement dated as of April 2, 1996 (the "Intercompany Agreement"), certain provisions of which are summarized below. As used herein, "Travelers Affiliated Group" means Travelers Group collectively with its subsidiaries other than the Company and its subsidiaries.

    LICENSE TO USE THE TRAVELERS NAME AND CERTAIN TRADEMARKS. Pursuant to the Intercompany Agreement, certain members of the Travelers Affiliated Group have granted to the Company and certain of its subsidiaries, a non-exclusive, revocable license to use the "Travelers" name and certain trademarks (collectively, the "Trademarks") solely in connection with the Company's property and casualty insurance business and activities related to such property and casualty insurance business.

    INDEMNIFICATION. The Intercompany Agreement provides that the Company will indemnify each member of the Travelers Affiliated Group and each of their respective officers, directors, employees and agents (collectively, the "Indemnitees") against losses based on, arising out of or resulting from certain actions by the Company and its Subsidiaries. Travelers Group has also agreed to indemnify the Company and its subsidiaries and each of their respective officers, directors, employees and agents against losses based on, arising out of or resulting from certain actions by Travelers Group and its Subsidiaries.

    TRAVELERS GROUP CONSENT TO CERTAIN EVENTS. The Intercompany Agreement provides that until members of the Travelers Affiliated Group cease to control at least 20% of the combined voting power of the outstanding Common Stock or no longer own at least 20% of the outstanding shares of Common Stock, the prior written consent of Travelers Group will be required for certain fundamental corporate actions.

    REGISTRATION RIGHTS. The Company has granted to the Travelers Affiliated Group the right to request up to two demand registrations in each calendar year. The Travelers Affiliated Group also has unlimited "piggyback" registration rights. The Company has agreed to pay all costs and expenses in connection with each such registration, except underwriting discounts and commissions applicable to the shares of Common Stock sold by the Travelers Affiliated Group.

    CERTAIN BUSINESS RELATIONSHIPS. The Company has agreed that all distribution arrangements in effect as of April 2, 1996 pursuant to which members of the Travelers Affiliated Group distribute property and casualty insurance products of the Company or its subsidiaries will continue until such time as the members of the Travelers Affiliated Group cease to control at least 50% of the combined voting power of the outstanding Common Stock. The Company has agreed to make its products available for distribution through other members of the Travelers Affiliated Group, such as PFS, and to refrain from using like distribution channels, and Travelers Group has agreed that the members of the Travelers Affiliated Group will refrain from selling property and casualty insurance products of any nonaffiliate, in each case, until such time as the members of the Travelers Affiliated Group, in the aggregate, cease to control at least 50% of the combined voting power of the outstanding Common Stock and for a period of two years from and after such date unless the parties agree to terminate earlier or to extend such period. This arrangement may be modified by the parties.

    REAL PROPERTY. The Intercompany Agreement provides that the Travelers Affiliated Group will continue to lease to the Company certain premises currently occupied by it and to sublease certain other properties currently occupied by it for varying periods on terms consistent with prior cost allocation practices on a fair market value basis.

    OTHER PROVISIONS. The Intercompany Agreement also provides for: (i) the provision of insurance and allocation and/or reimbursement of costs and premiums thereof; (ii) the provision of data processing services and allocation and/or reimbursement of costs thereof; (iii) cross-licensing of computer software; (iv) the provision of benefits and participation in benefit and retirement plans and reimbursement for the costs thereof; and (v) provisions governing certain other relationships among members of the Travelers Affiliated Group, on the one hand, and the Company and its subsidiaries, on the other hand.

    TAX SHARING AGREEMENT

    The Company's items of income, loss, deductions and credits are included in the consolidated and combined tax returns of Travelers Group for federal income and certain state tax purposes. Travelers Group, TIGI and the Company have entered into an agreement, effective January 1, 1996 (the "Tax Sharing Agreement"), providing for the filing of consolidated and combined federal and certain state income tax and franchise tax returns and for the allocation of income tax liabilities related to such returns. As required by the terms of the Tax Sharing Agreement, in general, the Company will pay TIGI an amount equal to the federal income or state income or franchise taxes that would have been payable by the Company if it filed separate consolidated or combined returns with its own subsidiaries.

    OTHER INTERCOMPANY AGREEMENTS

    The Company participates with Travelers Group and TIGI in certain limited group purchasing arrangements, including telecommunications services. Travelers Group provides certain corporate staff services, including legal, internal audit and other services, to the Company at cost pursuant to a Service Reimbursement Agreement.

    TIGI and various of its subsidiaries, including subsidiaries of the Company, are parties to an Expense Allocation Agreement that provides for the allocation among the parties of costs for services provided to or by the parties. Such services include, but are not limited to, financial management, operational management, legal, investment management, government relations, record-keeping and data processing services and the acquisition of equipment, software and office space. Charges are allocated at cost, and no party is expected to realize a profit or incur a loss as a result of providing or obtaining services under the agreement. The agreement may be terminated as to any party upon 90 days prior notice to the other parties.

    From time to time the Company engages in transactions with Travelers Group and its subsidiaries, including, among other things, the reinsurance of long-standing business and the promotion of affiliates' products. To the extent such transactions are material to the Company, they are more fully described in the Company's periodic reports filed with the SEC under the Exchange Act.

    During 1996, the Company paid to Travelers Group and its subsidiaries approximately $14 million, and Travelers Group and its subsidiaries paid to the Company approximately $12 million, in respect of services provided pursuant to the various intercompany agreements and arrangements herein described.

    The Company and Travelers Group have made available to each other a line of credit in the amount of $200 million. There is no obligation on the part of either party to make a loan under this line of credit and no amounts are outstanding thereunder.

RELATIONSHIPS WITH PRIVATE INVESTORS

    Pursuant to the Shareholders Agreement among the Company, TIGI, J.P. Morgan, Aetna, Trident and Fund American, the Private Investors have certain rights with respect to the ownership of Class A

Common Stock and the management of the Company. So long as the Private Investors continue to beneficially own at least 52% of the shares of Class A Common Stock purchased pursuant to the Private Investors Stock Purchase Agreements, then, subject to certain conditions, Mr. Roberto G. Mendoza will be nominated to the Board of Directors of the Company by Trident. TIGI, the member of the Travelers Affiliated Group holding shares of Common Stock, has agreed to vote such shares of Common Stock in favor of such nominee. If the conditions required to nominate Mr. Mendoza are not satisfied, Trident will have the right to nominate an alternative director to the Board of Directors of the Company, and if such nominee is found to be reasonably satisfactory to the other members of the Board of the Company and to the members of the Travelers Affiliated Group holding shares of Common Stock at such time, the Travelers Affiliated Group has agreed to vote its shares of Common Stock in favor of such nominee. In addition, for a period of 18 months from the date of the Shareholders Agreement (subject to early termination if the members of the Travelers Affiliated Group, in the aggregate, cease to control at least 50% of the combined voting power of the outstanding Common Stock) (the "Restricted Period"), so long as the Private Investors continue to own, in the aggregate, at least 50% of the shares of Class A Common Stock initially purchased by them pursuant to the Private Investors Stock Purchase Agreements, the Company has agreed that, except in limited circumstances, it will not take certain fundamental corporate actions without the approval of at least 50% of the shares of Class A Common Stock then owned, in the aggregate, by the Private Investors.

    Pursuant to the Shareholders Agreement, the Private Investors are collectively entitled to a total of four demand registrations with respect to their shares of Class A Common Stock and an unlimited number of "piggyback" registrations. The Company has agreed to indemnify the Private Investors for certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Private Investors may be required to make in respect thereof, in connection with sales by the Private Investors of shares of Class A Common Stock in a registration statement prepared by the Company. Pursuant to the Shareholders Agreement, the Company has agreed to pay all expenses in connection with each such registration, except underwriting discounts and commissions applicable to the shares of Class A Common Stock sold by the Private Investors.

    Pursuant to the Shareholders Agreement with the Private Investors and TIGI, TIGI has agreed that until the earlier to occur of (i) the date the Private Investors no longer beneficially own at least 50% of the shares of Class A Common Stock originally purchased by them; (ii) Travelers Group and its affiliates (excluding the Company and its subsidiaries), in the aggregate, no longer beneficially own at least 50% of the outstanding Common Stock; and (iii) 30 days following the fifth anniversary of the date of the closing of the Acquisition, the Company will be the primary vehicle through which Travelers Group or any of its affiliates (other than the Company) engages in the property and casualty insurance business in the United States, with certain limited exceptions. In addition TIGI has agreed that neither TIGI nor any other member of the Travelers Affiliated Group will effect a Tax-Free Spin-Off prior to the third anniversary of the expiration of the Restricted Period.

CERTAIN BUSINESS RELATIONSHIPS

    Smith Barney, an affiliate of the Company of which Mr. Dimon is the Chief Executive Officer and the Chairman of the Board, and J.P. Morgan, of which Mr. Mendoza is a Vice Chairman and director, each acted as a manager in the Company's initial public offering of its Class A Common Stock and in subsequent public offerings during 1996.

                                    ITEM 3:
                     RATIFICATION OF SELECTION OF AUDITORS

    The Board of Directors has selected KPMG Peat Marwick LLP ("KPMG") as the independent auditors of the Company for 1997. KPMG has served as the independent auditors of the Company and its predecessors since December 1993. Arrangements have been made for a representative of KPMG to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate stockholder questions.

RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF
                                                             ---
THE SELECTION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1997. Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock present and entitled to vote on this item at the Annual Meeting, voting as a single class, is required to ratify the selection of the Company's auditors. Under applicable Delaware law, in determining whether this item has received the requisite number of affirmative votes, abstentions and broker nonvotes will be counted and will have the same effect as a vote against this item.

                                    ITEM 4:
           APPROVAL AND ADOPTION OF TRAVELERS PROPERTY CASUALTY CORP.
                             EXECUTIVE OPTION PLAN

    On July 24, 1996, the Board of Directors of the Company and the Subcommittee unanimously approved the adoption of the Executive Option Plan and subsequently recommended that the Executive Option Plan be submitted to stockholders for approval at the Annual Meeting. Pursuant to Section 162(m) of the Code, options may be granted under the Executive Option Plan prior to its approval by stockholders. If such approval is not obtained at the Annual Meeting, no additional options may be granted under the Executive Option Plan.

    The Executive Option Plan is intended to address certain limitations on the deductibility of executive compensation under Section 162(m) of the Code (the "Section 162(m) Limitations") which limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to Covered Employees (including any deduction with respect to the exercise of a Nonqualified Option or reload stock option). However, compensation paid to Covered Employees will not be subject to the Section 162(m) Limitations if it is considered "qualified performance-based compensation." Under the regulations to Section 162(m), four (4) tests (the "Qualifying Tests") must be met for compensation to qualify as performance-based compensation. Compensation will not be subject to the deduction limit if (i) it is payable on account of the attainment of one or more performance goals; (ii) the performance goals are established by a compensation committee of the board of directors that is comprised solely of two or more outside directors; (iii) the material terms of the compensation and the performance goals are disclosed to and approved by stockholders before payment; and (iv) the compensation committee certifies that the performance goals have been satisfied before payment. The Nonqualified Options and reload options are, by virtue of their terms, and in accordance with certain written requirements of Section 162(m) of the Code which are contained within the Executive Option Plan, intended to be qualified performance-based compensation.

    The Executive Option Plan permits the Company to reward the efforts of the Company's Executive Officers and to attract new personnel by providing incentives in the form of options to purchase shares of TRV Common Stock to Executive Officers of the Company. Options are granted under the TRV Incentive Plan.

    Options will be granted by the Committee in its discretion, and therefore future benefits to be allocated to any individual or group of individuals under the Executive Option Plan are not determinable. All actions of the Committee in connection with awards of options pursuant to the Executive Option Plan must be authorized by the TRV Committee and are subject to the limitations set forth in the TRV Incentive Plan.

DESCRIPTION OF THE TRAVELERS PROPERTY CASUALTY CORP. 1996 EXECUTIVE OPTION PLAN

    The following is a description of certain of the provisions of the Executive Option Plan. The summary is qualified in its entirety by reference to the complete text of the Executive Option Plan, which is attached hereto as Annex C. Capitalized terms used but not defined herein shall have the meanings set forth in the Executive Option Plan and the TRV Incentive Plan.

    ELIGIBILITY. Executive Officers of the Company who hold the office of vice-president or higher, and/or who are Section 16(a) Persons and who contribute significantly to the long-term performance and growth of the Company and Executive Officers of subsidiaries of the Company who hold the office of Senior Vice President or higher and who contribute significantly to the long-term performance and growth of the Company or its subsidiaries are eligible to receive Awards under the Executive Option Plan. The number of employees selected to receive options will likely vary from year to year.

    AWARDS. The Executive Option Plan provides for the issuance of options to purchase shares of TRV Common Stock to Executive Officers by the Committee as authorized by the TRV Subcommittee. Awards granted under the Executive Option Plan are governed by the terms of the TRV Incentive Plan.

    GRANTING OF OPTIONS; ADMINISTRATION. The Committee has the power to determine, among other things, the type, Exercise Price, number and transferability of Options subject to any Award, to determine the terms of vesting, exercisability, timing and payment of any Award, to establish objectives and conditions for earning Awards and to determine whether such objectives or conditions have been met. At the discretion of the Committee, an Executive Officer may also be eligible to receive a Reload Option in connection with an Option exercise.

    COMMITTEE AUTHORITY. The Committee may not delegate its authority over the administration of the Executive Option Plan.

    MAXIMUM NUMBER OF SHARES ISSUABLE TO ANY ONE EXECUTIVE OFFICER. The aggregate number of shares of TRV Common Stock that may be granted to any one Executive Officer pursuant to Awards made under the Executive Option Plan between the effective date of the Executive Option Plan and April 23, 2006 may not exceed five million three hundred thirty-three thousand three hundred thirty-three (5,333,333) shares, subject to adjustment as provided in Section 15 of the TRV Incentive Plan in the event of any stock split, stock dividend, merger, consolidation, reorganization, combination or exchange of shares or other similar event.

    INCOME AND WITHHOLDING TAXES. The Company and its Subsidiaries have the right to deduct from all amounts paid to an Executive Officer (or his or her beneficiaries or any Permitted Transferee) under the Executive Option Plan any Federal, state or local income or other taxes required by law to be withheld with respect to such payment. It is a condition to the obligation of Travelers Group to issue TRV Common Stock upon exercise of an Option or Reload Option that the Executive Officer (or any beneficiary or person entitled to act on behalf of the Executive Officer) pay to the Company, upon demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold Federal, state or local income or other taxes. If the amount is not paid, Travelers Group may refuse to issue shares. Unless the Committee in its discretion determines otherwise, and subject to the terms of the TRV Incentive Plan, payment for taxes required to be withheld may be made in whole or in part by an Executive Officer's election, (a) to have shares of TRV Common Stock otherwise issuable pursuant to the Executive Option

Plan having a Fair Market Value equal to such tax liability withheld to satisfy such tax obligation and/or (b) to tender shares of TRV Common Stock owned by the Executive Officer (or the person exercising the Option) including TRV Common Stock owned jointly with his or her spouse, and acquired at least six (6) months prior to such tender (excluding restricted shares of TRV Common Stock awarded under the TRV CAP Plan or the Travelers Group Employee Incentive Plan) and having a Fair Market Value equal to such tax liability.

    TERMINATION; AMENDMENT. The Executive Option Plan will terminate on the earlier to occur of (a) a resolution of the Board of Directors terminating the Executive Option Plan, (b) April 23, 2006 or (c) termination of the TRV Incentive Plan. The Executive Option Plan may be amended or suspended from time to time by the Company's Board, provided that no amendment may be made without the approval of the Board of Directors of Travelers Group, and no amendment may be made without stockholder approval, if approval by the Company's stockholders is required under applicable law. No termination, amendment or suspension of the Executive Option Plan may adversely affect any right of any Executive Officer with respect to any Award theretofore granted, as determined by the Committee, without such Executive Officer's written consent.

    DEFERRALS. If authorized by the TRV Subcommittee, the Committee may postpone the exercising of Awards, the issuance or delivery of TRV Common Stock under any Award or any action permitted under the Executive Option Plan to prevent the Company or any Subsidiary from being denied a Federal income tax deduction with respect to any Award other than an Incentive Stock Option. In addition, the Committee, as authorized by the TRV Subcommittee, may determine that all or a portion of a payment to an Executive Officer, whether to be made in cash, shares of TRV Common Stock or a combination thereof, will be deferred for such periods and upon such terms and conditions as the Committee may determine, as authorized by the TRV Subcommittee.

    EFFECTIVE DATE OF PLAN. The Executive Option Plan will take effect as of July 24, 1996, assuming receipt of stockholder approval at the Annual Meeting.

RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF
                                                             ---
THE TRAVELERS PROPERTY CASUALTY CORP. EXECUTIVE OPTION PLAN. Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock present and entitled to vote on this item at the Annual Meeting, voting as a single class, is required to approve the adoption of the Travelers Property Casualty Corp. Executive Option Plan. Under applicable Delaware law, in determining whether this item has received the requisite number of affirmative votes, abstentions and broker nonvotes will be counted and will have the same effect as a vote against this item.

                                    ITEM 5:
              APPROVAL AND ADOPTION OF TRAVELERS PROPERTY CASUALTY
                 CORP. EXECUTIVE PERFORMANCE COMPENSATION PLAN

    On January 22, 1997, the Board of Directors of the Company and the Subcommittee adopted the Compensation Plan and recommended that it be submitted to stockholders for approval at the Annual Meeting. The Compensation Plan establishes certain performance criteria for determining the maximum amount of bonus compensation available under the Compensation Plan for the Covered Employees. The performance criteria under the Compensation Plan will generally be based upon overall Company performance as determined by the Committee from time to time. Bonuses will be based upon Return on Equity as set out in the Compensation Plan.

    The Compensation Plan is intended to address the Section 162(m) Limitations. In an effort to comply with the provisions of the Code and to qualify the compensation payable to Covered Employees under the Compensation Plan (and the related restricted stock awards under the CAP Plan) as performance-based compensation eligible for exclusion from the deduction limit, the Compensation Plan is being submitted to stockholders for approval at the Annual Meeting. The full text of the Compensation Plan is set forth in Annex D to this proxy statement, and the following description of the Compensation Plan is qualified in its entirety by reference to the text of such Plan.

DESCRIPTION OF THE TRAVELERS PROPERTY CASUALTY CORP. EXECUTIVE PERFORMANCE
  COMPENSATION PLAN

    PURPOSE. The Compensation Plan establishes certain performance-based criteria for determining the maximum amount of bonus compensation that may be paid to the Covered Employees, each of whom, as an executive officer, has wide ranging responsibilities for the Company's overall performance.

    BONUS POOL. The creation of a bonus pool in which the Covered Employees will participate is contingent upon the Company achieving at least a certain minimum return on common equity ("Return on Equity"). Return on Equity levels will be determined by dividing (i) the consolidated net income of the Company for the Bonus Year (as defined below) subject to certain adjustments described below (the "Adjusted Net Income"), by (ii) the common stockholders' equity of the Company reported at the beginning of the Bonus Year ("Stockholders' Equity"). The Return on Equity calculation will not take into account the payment of the bonuses determined hereunder. The Return on Equity calculation applicable to the Covered Employees represents what the Company believes to be performance-based compensation which satisfy the Qualifying Tests.

    The starting point for determination of Adjusted Net Income will be "Net Income," the consolidated net income figure disclosed on the Consolidated Statement of Income in the Company's Annual Report for the relevant Bonus Year. In determining "Adjusted Net Income," Net Income will be reduced by dividends on the Company's preferred stock, if any, and will be adjusted by the after-tax earnings impact of certain items to the extent they are applicable in a given Bonus Year. The Compensation Plan lists the adjustments as:

    - realized investment gains and losses (including those resulting from sale of subsidiaries and affiliates);

    - the cumulative effect to the beginning of the year of changes in accounting principles mandated by any governing body that sets accounting standards applicable to the determination of net income;

    - acquisition related adjustments;

    - the cumulative effect to the beginning of the year of changes in tax law; and

    - extraordinary items, as defined under generally accepted accounting principles. Extraordinary items would not include such items as catastrophic insurance losses or restructuring charges.

    The term "Bonus Year" means the annual period for which the calculation of a bonus award is to be made. The audited financial statements of the Company will serve as the basis of such a calculation and the "Bonus Year" would in each case correspond to a calendar year. "Common Equity" will equal the beginning common stockholders' equity appearing on the Company's Consolidated Statement of Changes in Stockholders' Equity for the Bonus Year.

    If the Return on Equity is less than 10%, there will be no bonus pool. If a Return on Equity of 10% is achieved, the bonus pool will equal 1.4% of Adjusted Net Income. The amount of the bonus pool will be subject to cumulative increases based upon the extent to which the Return on Equity exceeds the 10% minimum threshold. If the Return on Equity is greater than 10% but not more than 12.5%, the bonus pool will be increased by 2.4% of the amount by which Adjusted Net Income exceeds 10% of Common Equity. If the Return on Equity is greater than 12.5% but not more than 15%, the bonus pool will be increased by 3.4% of the amount by which Adjusted Net Income exceeds 12.5% of Common Equity. If the Return on Equity exceeds 15%, the bonus pool will be increased by 3.8% of the amount by which Adjusted Net Income exceeds 15% of Common Equity. Accordingly, the Return on Equity calculation established under the Compensation Plan will be the basis on which both the availability and size of the bonus pool are determined.

    MAXIMUM PERCENTAGE SHARE. The Compensation Plan also establishes for each of the Covered Employees his or her maximum percentage share in any bonus pool that may be established under the formula, as follows: the Chief Executive
Officer: 31%; and each of the Covered Employees other than the Chief Executive
Officer: 17.25%. Any portion (up to $3 million) of a share of the bonus pool calculated for any of the Covered Employees for a particular Bonus Year may be awarded by the Committee to such Covered Employee in a succeeding year to the extent not awarded for the Bonus Year; provided that such award by the Committee will only be made to reward extraordinary performance by any such Covered Employee.

    Because earnings may be subject to significant business fluctuations, the hypothetical amounts that individuals could have received had the Compensation Plan been in place during the period beginning with the initial public offering of the Company's Common Stock in April of 1996 through December 31, 1996 (the "1996 Period") should not be seen as accurate predictions of any future payments, should the Compensation Plan be implemented. Nevertheless, had the Compensation Plan been in place during the 1996 Period, the maximum bonus pool would have consisted of $14.6 million, subject to reduction by the Committee in its discretion under the Compensation Plan, and the maximum bonus amounts applicable to the Covered Employees who would have been subject to the terms of the Compensation Plan would have been: Mr. Lipp, $4.5 million; and to each of Messrs. Fishman, Clarke, Foley and Hannon, $2.5 million, each amount subject to reduction by the Committee in its discretion under the Compensation Plan. Bonuses actually awarded in the past two years to the individuals named in the Summary Compensation Table are set forth in such Table, above.

    CERTAIN EVENTS. In the event that any of the Covered Employees does not qualify as a Covered Employee for a particular Bonus Year (e.g., due to a termination of employment), the percentage share of the bonus pool otherwise allocable to such person will be allocated to the executive officer who replaces him or her as a Covered Employee for such year. In the event one of the Covered Employees, or his or her replacement, becomes the chief executive officer of the Company, such Covered Employee will be allocated the percentage share allocated to the chief executive officer.

    BONUS DETERMINATION. If the applicable minimum performance-based requirement is not met, no bonus payments will be made under the Compensation Plan to the Covered Employees. In the event that bonus compensation thresholds are met and the percentages set forth in the Compensation Plan are applied, the Committee nevertheless retains discretion to reduce or eliminate payments under the Compensation Plan for any of the Covered Employees to take into account subjective factors, including an individual's performance or other relevant criteria.

    If permitted under Section 162(m) of the Code, the Committee may establish a Measurement Period other than the calendar year for determining the Bonus Pool if the Committee concludes that all or a portion of the Bonus Pool for any Bonus Year should be paid to Covered Employees before the end of any calendar year. Any such change will be made before the new Measurement Period begins. In such event all relevant criteria will be based upon the books and records of the Company for the Measurement Period in a manner consistent with the terms of this Plan.

    AMENDMENT; TERMINATION. The Committee may modify the Compensation Plan to the extent necessary to conform to any subsequent changes to or new guidance provided for Section 162(m). No amendment may be made to the Compensation Plan without stockholder approval if such approval is required under Section 162(m) of the Code. The Compensation Plan will take effect as of January 1, 1997, assuming receipt of stockholder approval.

RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF
                                                             ---
THE TRAVELERS PROPERTY CASUALTY CORP. EXECUTIVE PERFORMANCE COMPENSATION PLAN. Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock present and entitled to vote on this item at the Annual Meeting, voting as a single class, is required to approve the adoption of the Travelers Property Casualty Corp. Executive Performance Compensation Plan. Under applicable Delaware law, in determining whether this item has received the requisite number of affirmative votes, abstentions and broker nonvotes will be counted and will have the same effect as a vote against this item.

                           COST OF SOLICITING PROXIES

    The cost of soliciting proxies and the cost of the Annual Meeting will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone and similar means by directors, officers or employees of the Company, none of whom will be specially compensated for such activities. The Company also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay such brokers, banks and other nominees certain expenses incurred by them for such activities. The Company has retained Morrow & Co., Inc. a proxy soliciting firm, to assist in the solicitation of proxies, whose fee will consist of the reimbursement of certain out-of-pocket expenses.

                   SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

    Any stockholder who intends to present a proposal at the next Annual Meeting of Stockholders and who wishes such proposal to be included in the Proxy Statement for that meeting must submit such proposal in writing to the Secretary of the Company, at the address set forth on the first page of this Proxy Statement, and such proposal must be received on or before November 24, 1997.

                                 OTHER MATTERS

    The Board of Directors and management of the Company know of no other matters to be brought before the Annual Meeting. If other matters should arise at the Annual Meeting, shares represented by proxies will be voted at the discretion of the proxy holder.

                                                                         ANNEX A

                      PROPOSED AMENDMENT TO ARTICLE FIFTH
                  OF THE RESTATED CERTIFICATE OF INCORPORATION
                      OF TRAVELERS PROPERTY CASUALTY CORP.

                            ------------------------

    Article FIFTH is hereby amended to read in its entirety as follows:

       The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. At each annual meeting, each director shall be elected for a one-year term. A director shall hold office until the annual meeting held in the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, subject to any contractual provisions to the contrary, even if less than a quorum, or a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto.

                            ------------------------

                                                                         ANNEX B

            TRAVELERS GROUP EXECUTIVE PERFORMANCE COMPENSATION PLAN

    The following description of the Travelers Group Executive Performance Compensation Plan does not purport to be complete and is qualified in its entirety by reference to the Plan. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Proxy Statement to which this description is annexed.

    The TRV Compensation Plan establishes certain performance criteria for determining the maximum amount of bonus compensation available, including that portion of bonuses payable with respect to Mr. Lipp, in the form of Common Stock under the CAP Plan, and with respect to all of the TRV Covered Employees other than Mr. Lipp, in the form of restricted TRV Common Stock under the TRV CAP Plan. The TRV Subcommittee comprised of "outside directors" (as such term is used in Section 162(m) of the Code) who are also "Non-Employee Directors" (as such term is defined in Rule 16b-3 of the Exchange Act) is responsible for determining whether such goals have been met. References herein to the "TRV Committee" shall be deemed to be references to the TRV Subcommittee in all cases where Section 162(m) of the Code would require that action be taken by the TRV Subcommittee rather than the full TRV Committee. The bonus compensation Mr. Lipp received pursuant to the TRV Compensation Plan is inclusive of bonus compensation paid to him for services rendered to each of Company and Travelers Group.

    The creation of a bonus pool in which the TRV Covered Employees participate is contingent upon Travelers Group achieving at least a 10% Return on Equity, as defined in the TRV Compensation Plan. The amount of the bonus pool is calculated based upon the extent to which the Return on Equity exceeds the 10% minimum threshold.

    Based on the composition of the participants in the bonus pool for 1996, the TRV Compensation Plan establishes that up to 25.2% of any bonus pool established will be available for bonus awards to the chief executive officer and up to 18.7% will be available to each of the other four eligible participants. The TRV Committee nevertheless retains discretion to reduce or eliminate payments under the TRV Compensation Plan for any of the participating executive officers to take into account subjective factors, including an individual's performance or other relevant criteria.

                                                                         ANNEX C

                       TRAVELERS PROPERTY CASUALTY CORP.
                           1996 EXECUTIVE OPTION PLAN

                        AS AMENDED THROUGH MARCH 7, 1997

    1. Purpose. The purpose of the Travelers Property Casualty Corp. 1996 Executive Option Plan (the "Plan") is to advance the interests of the Company, its Subsidiaries and stockholders by providing incentives in the form of options to purchase shares of common stock of Travelers Group Inc. ("Travelers") to Executive Officers of Travelers Property Casualty Corp. (the "Company") and its Subsidiaries. Option grants will be made under the Travelers Group 1996 Stock Incentive Plan, as the same may be amended from time to time ("SIP").

    2. Definitions. For purposes of the Plan, the capitalized terms used, but not defined herein, shall have the meanings set forth in SIP, and the following terms shall have the following meanings:

       "Board" shall mean the Board of Directors of the Company.

       "Committee" shall mean a subcommittee of the Nominations and Compensation Committee of the Company, appointed by such Nominations and Compensation Committee, consisting of at least two (2) persons, the composition of which subcommittee shall satisfy the requirements of Rule 16b-3 under the 1934 Act (with respect to grants to Section 16(a) Persons) and who also qualify, and shall remain qualified as "outside directors" as defined in
       Section 162(m) of the Code.

       "Common Stock" shall mean the common stock of Travelers, par value $.01 per share.

       "Company" shall mean Travelers Property Casualty Corp., a Delaware corporation.

       "Executive Officers" shall mean (a) executive officers of the Company who hold the office of vice-president or higher, and/or who are subject to the reporting requirements of Section 16 of the 1934 Act and who contribute significantly to the long term performance and growth of the Company and (b) executive officers of Subsidiaries who hold the office of Senior Vice President or higher and who contribute significantly to the long-term performance and growth of the Company or its Subsidiaries.

       "Nominations and Compensation Committee" shall mean the Nominations, Compensation and Corporate Governance Committee appointed by the Board.

       "Plan" shall mean the Travelers Property Casualty Corp. 1996 Executive Option Plan, as the same may be amended from time to time.

       "SIP" shall mean the Travelers Group 1996 Stock Incentive Plan, as the same may be amended from time to time.

       "SIP Committee" shall mean the Incentive Compensation Subcommittee of the Nominations and Compensation Committee of Travelers, or such other committee that may, from time to time, have the power and authority to grant awards under SIP to Section 16(a) Persons.

       "Subsidiary" shall mean any entity at least one-half of whose outstanding voting stock, or beneficial ownership for entities other than corporations, is owned, directly or indirectly, by the Company, or which is otherwise controlled directly or indirectly by the Company.

       "Travelers" shall mean Travelers Group Inc., a Delaware corporation and currently, the majority stockholder of the Company.

       "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

    3. Committee Powers and Authority.

        (a) Granting of Awards. Awards under SIP may be granted to Executive Officers by the Committee, as authorized by the SIP Committee. Awards granted hereunder shall be governed by the terms of SIP and this Plan. No Award shall be granted hereunder to any member of the Committee. The Committee shall have the power and authority, subject to any limitations which may be specifically set forth in SIP or in this Plan, and as authorized by the SIP Committee, to determine the type, the Exercise Price and the number of shares exercisable in connection with each Option and Reload Option, to determine the terms, conditions and limitations applicable to the vesting and exercisability of Awards, to determine the time when Awards will be granted and paid and whether payment of any Award may be deferred, to determine whether Options should be transferable and whether any conditions should be imposed on such transfer, to establish objectives and conditions for earning Awards, to determine whether such objectives or conditions have been met, to determine the payment provisions applicable to the exercise of Options and Reload Options, to determine, modify, waive, extend or accelerate the terms and conditions for vesting, exercisability and forfeiture of Awards, to determine whether payment of an Award should be reduced or eliminated, to determine whether the Common Stock issued pursuant to Awards should be restricted in any manner, and the nature, terms and conditions of any such restrictions and to interpret the provisions of the Plan and all Awards granted thereunder to Executive Officers. At the discretion of the Committee, and as authorized by the SIP Committee, an Executive Officer may also be eligible to receive a Reload Option in connection with an Option exercise, subject to the terms, conditions and limitations set forth in SIP.

        (b) Administration of the Plan. The Committee shall have the power and authority to administer the Plan in connection with Awards made to Executive Officers, and, as authorized by the SIP Committee, to establish, amend and rescind such rules, regulations and administrative guidelines relating to the Executive Officers who are granted Awards under the Plan, to correct any defect, supply any omission or clarify any inconsistency in the Plan and/or in any Award Agreement and to take such actions and make such administrative determinations that the Committee deems necessary or advisable. Any decision of the Committee in the administration of the Plan, as described herein, shall be conclusive and binding on all parties concerned, including the Company, its stockholders and Subsidiaries and all Executive Officers.

        (c) Delegation of Authority. The Committee may not delegate its authority over the administration of the Plan.

        (d) Committee Action. The Committee may act in writing by a majority of its members in office. The members of the Committee may authorize any one or more of the members of the Committee or any officer of the Company to execute and deliver documents on behalf of such Committee. No member of the Committee shall be personally liable for anything done or omitted to be done by him or her or by any other member of the Committee in connection with the Plan, except for his or her own willful misconduct or as expressly provided by statute.

        4. Participation by Subsidiaries. Upon approval by the Board or a committee authorized by the Board, Subsidiaries of the Company may participate in the Plan. A Subsidiary's participation in the Plan may be terminated at any time by the Board or an authorized committee. If the participation in the Plan of a Subsidiary shall terminate, such termination shall not relieve it of any obligations theretofore incurred by it under the Plan, except with the approval of the Board or a committee authorized by the Board.

        5. Maximum Number of Shares Issuable to any One Executive Officer. The aggregate number of shares of Common Stock that may be granted to any one Executive Officer pursuant to Awards made under this Plan between the effective date of this Plan and April 23, 2006 shall not exceed four million (4,000,000) shares, subject to adjustment as provided in Section 15 of SIP.

        6. Award Agreements. Awards granted under the Plan shall be evidenced in the manner prescribed by the Committee, as authorized by the SIP Committee from time to time in accordance with SIP, and shall be governed by the terms, conditions, restrictions and limitations of SIP. The Committee may require that an Executive Officer execute and deliver an Award Agreement to the Company in order to evidence an Executive Officer's acceptance of an Award.

        7. Incentive Stock Options. The terms and conditions of any Incentive Stock Options granted to Executive Officers shall be subject to and shall be designed to comply with the provisions of Section 422 of the Code, and any other administrative procedures adopted by Travelers or the Committee, from time to time. Incentive Stock Options may not be granted hereunder to any person who is not an employee of the Company or a Subsidiary at the time of grant.

        8. Income and Withholding Taxes. The Company and it Subsidiaries shall have the right to deduct from all amounts paid to an Executive Officer (or his or her beneficiaries or any Permitted Transferee) under the Plan any Federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of Travelers to issue Common Stock upon exercise of an Option or Reload Option that the Executive Officer (or any beneficiary or person entitled to act on behalf of the Executive Officer) pay to the Company, upon demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold Federal, state or local income or other taxes. If the amount requested is not paid, Travelers may refuse to issue shares. Unless the Committee shall in its discretion determine otherwise, and provided same is permitted under SIP, payment for taxes required to be withheld may be made in whole or in part by an Executive Officer's election, in accordance with rules adopted by Travelers or the Committee from time to time, (a) to have shares of Common Stock otherwise issuable pursuant to the Plan having a Fair Market Value equal to such tax liability withheld to satisfy such tax obligation and/or (b) to tender shares of Common Stock of Travelers owned by the Executive Officer (or the person exercising the Option), including Common Stock of Travelers owned jointly with his or her spouse, and acquired at least six (6) months prior to such tender (excluding restricted shares of Common Stock of Travelers awarded under The Travelers Group Capital Accumulation Plan or the Travelers Group Employee Incentive Plan) and having a Fair Market Value equal to such tax liability.

        9. No Rights to Awards or Employment. No Executive Officer shall have any claim or right to be granted an Award under the Plan. There shall be no obligation of uniformity of treatment of Executive Officers under the Plan. Neither the Plan nor any action taken thereunder shall be construed as giving any Executive Officer any right to employment with the Company or any Subsidiary. In addition, the Company and each Subsidiary expressly reserve the right at any time to dismiss an Executive Officer free from liability, or any claim under the Plan, except as provided herein or in an Award Agreement.

        10. Governing Law. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware.

        11. Expenses of the Plan. The expenses of the administration of the Plan shall be borne by the Company and its participating Subsidiaries.

        12. Arbitration. All claims and disputes between an Executive Officer, Travelers, the Company and/or any Subsidiary arising out of the Plan or any Award granted hereunder shall be submitted to arbitration in accordance with the then current arbitration policy of the Company or the Subsidiary with whom the Executive Officer is employed. Notice of demand for arbitration shall be given in writing to the other party and shall be made within a reasonable time after the claim or dispute has arisen. The award rendered by the arbitrator shall be made in accordance with the provisions of the Plan, shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. The provisions of this Section shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

        13. Termination; Amendment. The Plan shall terminate on the earlier to occur of (a) a resolution of the Board of Directors terminating the Plan,
    (b) April 23, 2006 or (c) termination of SIP. The Plan may be amended or suspended at any time and from time to time by the Board, provided that no amendment shall be made without the approval of the Board of Directors of Travelers, and no amendment shall be made without stockholder approval, if stockholder approval by the Company's stockholders is required under applicable law. No termination, amendment or suspension of the Plan shall adversely affect any right of any Executive Officer with respect to any Award theretofore granted, as determined by the Committee, without such Executive Officer's written consent. Subject to the foregoing limitations, and as authorized by the SIP Committee, the Committee shall have the authority to amend certain Plan provisions to the extent necessary to permit participation in the Plan by Executive Officers who are employed outside of the United States on terms and conditions which are comparable to those afforded to Executive Officers located within the United States.

        14. Partial Invalidity. If any term or provision of this Plan or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, then the remainder of the Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision hereof shall be valid and be enforced to the fullest extent permitted by applicable law.

        15. Deferrals. If authorized by the SIP Committee, the Committee may postpone the exercising of Awards, the issuance or delivery of Common Stock under any Award or any action permitted under the Plan to prevent the Company or any Subsidiary from being denied a Federal income tax deduction with respect to any Award other than an Incentive Stock Option. In addition, the Committee may, as authorized by the SIP Committee, determine that all or a portion of a payment to an Executive Officer, whether to be made in cash, shares of Common Stock or a combination thereof, shall be deferred. Deferrals shall be for such periods and upon such terms and conditions as the Committee shall determine, as authorized by the SIP Committee.

        16. Effective Date. The Plan shall become effective on July 24, 1996. No Award shall be granted hereunder unless and until the Plan has been so adopted.

                                                                         ANNEX D

                       TRAVELERS PROPERTY CASUALTY CORP.

                    EXECUTIVE PERFORMANCE COMPENSATION PLAN

                        AS AMENDED THROUGH MARCH 7, 1997

                                   ARTICLE I

                                    PURPOSE

    SECTION 1.1 The purpose of the Travelers Property Casualty Corp. (the "Company") Executive Performance Compensation Plan (the "Plan") is to establish certain performance criteria for determining the maximum amount of any bonus that may be paid under the Plan including that portion of the bonus paid in the form of restricted stock under the Company's Capital Accumulation Plan, for those executive officers who, on the last day of the Company's taxable year, consist of the chief executive officer and the four other most highly compensated executive officers of the Company or its subsidiaries named in the Summary Compensation Table in the Company proxy statement from time to time.

    The Plan is intended to address certain limitations on the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended by the Omnibus Budget Reconciliation Act of 1993 (the "Revenue Act"). The Revenue Act limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to Covered Employees (as defined in such Act).

                                   ARTICLE II

                                  DEFINITIONS

    SECTION 2.1 The following words and phrases shall have the meanings indicated for the purpose of the Plan unless the context clearly indicates otherwise:

    (a) ADJUSTED NET INCOME shall mean the Net Income (i) reduced by the aggregate amount of dividends on the Company's preferred stock, if any and (ii) increased or reduced by the after-tax earnings impact of each of the following items if they occur during a Bonus Year;

        (i) realized investment gains and losses, including those resulting from the sale of subsidiaries and affiliates, for the Bonus Year;

        (ii) the cumulative effect to the beginning of the year of changes in accounting principles for the Bonus Year required by the Financial Accounting Standards Board, the Securities and Exchange Commission or any other governing body that sets accounting standards as set forth in the Consolidated Statement of Income or the Notes thereto as reported in the Annual Report;

        (iii) the cumulative effect to the beginning of the year of changes in the tax law occurring during the Bonus Year as set forth in the Consolidated Statement of Income or the Notes thereto as reported in the Annual Report; and

        (iv) extraordinary items, as defined under generally accepted accounting principles, during the Bonus Year as set forth in the Consolidated Statement of Income as reported in the Annual Report. Extraordinary items would not include such items as catastrophic insurance losses or restructuring charges.

        (v) charges related to the acquisition and integration of a company or business acquired within twelve months of such acquisition. Such charges would result primarily from anticipated costs of the acquisition and the application of the company's strategies, policies and practices to the acquired company's reserves.

    (b) ANNUAL REPORT shall mean the Annual Report to Stockholders of the Company containing the audited financial statements of the Company.

    (c)  BOARD  shall mean the Board of Directors of the Company.

    (d) BONUS POOL shall mean the total maximum amount available to be paid as bonus compensation to all Covered Employees for each Bonus Year, whether paid in cash or restricted stock under the CAP Plan.

    (e) BONUS YEAR shall mean the annual period corresponding to a calendar year for which the calculation of a bonus award is to be made.

    (f) CAP PLAN shall mean the Company's Capital Accumulation Plan, as the same shall be in effect from time to time.

    (g) CHIEF EXECUTIVE OFFICER shall mean the Chief Executive Officer of the Company or the individual acting in such capacity.

    (h) CODE shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

    (i) COMMITTEE shall mean the Incentive Compensation Subcommittee of the Nominations, Compensation and Corporate Governance Committee of the Board, or any subcommittee thereof.

    (j) COMMON EQUITY shall mean the common stockholders' equity appearing on the Consolidated Statements of Changes in Stockholders' Equity in the Company's Annual Report as of the beginning of the Bonus Year.

    (k) COMPANY shall mean Travelers Property Casualty Corp. and its successors. Where the context requires, the "Company" shall mean Travelers Property Casualty Corp. and its consolidated subsidiaries.

    (l) COVERED EMPLOYEE shall mean the Chief Executive Officer of the Company (or the individual acting in such capacity) and the four other most highly compensated executive officers of the Company as determined on the last day of the taxable year and in accordance with Section 162(m) of the Code.

    (m) EXCHANGE ACT shall mean the Securities Exchange Act of 1934, as amended.

    (n) MD&A shall mean Management's Discussion and Analysis of Financial Condition and Results of Operations as reported in the Company's Annual Report.

    (o) MEASUREMENT PERIOD shall mean any period other than the calendar year determined by the Committee pursuant to Section 5.1.

    (p) NET INCOME shall mean the consolidated net income of the Company as disclosed in the Consolidated Statement of Income as reported in the Company's Annual Report for the Bonus Year.

    (q) OUTSIDE DIRECTOR shall mean a member of the Board who falls within the definition of an "outside director" under Section 162(m) of the Code.

    (r) PERFORMANCE GOAL shall mean the financial measurements of corporate performance that must be met in order for a Covered Employee to receive a payment under this Plan.

    (s) RETURN ON EQUITY shall mean the percentage equivalent to the fraction resulting from dividing (i) Adjusted Net Income by (ii) Common Equity.

                                  ARTICLE III

                           ADMINISTRATION OF THE PLAN

    SECTION 3.1 The Plan shall be administered by the Committee. If, however, the Committee shall fail to be composed solely of Outside Directors, then those members of the Committee that are Outside Directors shall act as the Committee.

    SECTION 3.2  The Plan shall be interpreted and construed in accordance with
Section 162(m) of Code. Any action by the Committee that would be violative of
Section 162(m) of the Code shall be void. Otherwise the Committee shall have full and exclusive authority, power and discretion to construe and interpret the Plan (subject to the advice of the Company's General Counsel with respect to any question of law), and generally to determine any and all questions arising under the Plan. The Committee shall have the authority to reduce the bonus of any Covered Employee earned under this Plan even if the Performance Goals applicable to maximum bonus awards to such Employee have been met. The Committee shall not have any authority hereunder to increase any bonus compensation calculated in accordance with this Plan.

    SECTION 3.3 The Committee shall be responsible for certifying in writing to the Company that the applicable Performance Goals have been met before any bonus payments are made under this Plan. If permitted under Section 162(m) of the Code, such certification may be based upon reasonably estimated financial information available prior to the end of the Bonus Year.

                                   ARTICLE IV

               CALCULATION OF BONUS AMOUNTS FOR COVERED EMPLOYEES

    SECTION 4.1  As soon as practicable following the certification described in
Section 3.3 above, and subject to the Committee's discretion to reduce bonuses under Section 3.2, Covered Employees shall be entitled to receive for the Bonus Year a maximum bonus (whether paid in cash or restricted stock under the CAP
Plan) not exceeding the following percentages of the Bonus Pool:

Chief Executive Officer............................................     31.00%
Each other Covered Employee........................................     17.25%

    SECTION 4.2 The Bonus Pool for any Bonus Year shall be equal to a percentage of the Adjusted Net Income for such Bonus Year. Adjusted Net Income shall be calculated without giving effect to the payment of bonuses provided for under the Plan. The percentage shall be based upon the Return on Equity, as follows:

     IF THE RETURN ON EQUITY IS:                       THE MAXIMUM AMOUNT OF THE BONUS POOL SHALL BE:
--------------------------------------  ----------------------------------------------------------------------------
less than 10%                           (A) = 0%
10%                                     (B) = 1.4% of Adjusted Net Income.
greater than 10% up to                  (C) = the amount determined under (B) PLUS 2.4% of the amount by which
 and including 12.5%                          Adjusted Net Income exceeds 10% of Common Equity.
greater than 12.5% up to and            (D) = the amount determined under (C) PLUS 3.4% of the amount by which
 including 15%                                Adjusted Net Income exceeds 12.5% of Common Equity.
greater than 15%                        (E) = the amount determined under (D) PLUS 3.8% of the amount by which
                                              Adjusted Net Income exceeds 15% of Common Equity.

    In the event that any of the Covered Employees does not qualify as a Covered Employee for a particular Bonus Year, the percentage share of the Bonus Pool otherwise allocable to such person shall be allocated to the executive officer who replaces him or her as a Covered Employee for such Bonus Year. In the event one of the Covered Employees or his replacement becomes the chief executive officer of the Company, such Covered Employee shall be allocated the percentage share allocated to the chief executive officer.

    SECTION 4.3 Any portion (up to $3 million) of a share of the Bonus Pool calculated for any Covered Employee for a particular Bonus Year may be awarded by the Committee to such Covered Employee in a succeeding year to the extent not awarded for the Bonus Year; provided that such award by the Committee will only be made to reward extraordinary performance by any such Covered Employee.

                                   ARTICLE V

                          CHANGE OF MEASUREMENT PERIOD

    SECTION 5.1 If permitted by Section 162(m) of the Code, the Committee may establish a Measurement Period other than the calendar year for determining the Bonus Pool if the Committee concludes that all or a portion of the Bonus Pool for any Bonus Year should be paid to Covered Employees before the end of any calendar year. Any such change will be made before the new Measurement Period begins. In such event all relevant criteria will be based upon the books and records of the Company for the Measurement Period in a manner consistent with the terms of this Plan.

                                   ARTICLE VI

                       STOCKHOLDER APPROVAL AND AMENDMENT

    SECTION 6.1 This Plan shall become effective as of January 1, 1997, subject, however, to the approval of the Company's stockholders at the 1997 Annual Meeting of the Stockholders of the Company.

    SECTION 6.2 The Plan applicable to Covered Employees may be amended at any time by the Committee. In the event that subsequent guidance under Section 162(m) is substantially different, with the effect that the Plan fails to ensure the deductibility of the compensation payable hereunder, the Committee shall retain the right to modify the Plan for Covered Employees to the extent necessary to conform any provisions hereof to bring them into compliance, including but not limited to deletion of any non-conforming provisions, or to discontinue the Plan altogether. No amendment shall be made without approval of the stockholders of the Company if such approval is required in order for the Plan to continue to meet the requirements of Section 162(m) of the Code.

                                  ARTICLE VII

                                 MISCELLANEOUS

    SECTION 7.1 The validity, construction, interpretation, administration and effect of the Plan and its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware.

    SECTION 7.2 If any term or provision of this Plan or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, then the remainder of the Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision hereof shall be valid and be enforced to the fullest extent permitted by applicable law.

                        TRAVELERS PROPERTY CASUALTY CORP.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          OF TRAVELERS PROPERTY CASUALTY CORP. FOR THE ANNUAL MEETING
                               APRIL 23, 1997


P
R     The undersigned hereby constitutes and appoints Robert I. Lipp, Jay S.
O Fishman and James M. Michener, and each of them his or her true and lawful
X agents and proxies with full power of substitution in each, to represent the Y undersigned at the Annual Meeting of Stockholders of Travelers Property
  Casualty Corp. (the "Company") to be held in the auditorium of the headquarters of Travelers Group Inc., 388 Greenwich Street, New York, New York on Wednesday, April 23, 1997 at 2:30 p.m. local time and at any adjournments or postponements thereof, on all matters properly coming before said Annual Meeting, including, but not limited to the matters set forth on the reverse side.

      If shares of Travelers Property Casualty Corp. Class A Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a "Voting Plan"), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Travelers Property Casualty Corp. Class A Common Stock in the undersigned's name and/or account under such Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

      YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. YOUR PROXY CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THIS CARD.

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE PROPOSALS AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES (OR, IN THE
  CASE OF A VOTING PLAN, WILL BE VOTED IN THE DISCRETION OF THE PLAN TRUSTEE OR ADMINISTRATOR) UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE
  ANNUAL MEETING.
                                                                 SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SIDE

      Please mark
  /X/ votes as in
      this example.


----------------------------------------------------------------------------------------------------------------------------
                         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS
----------------------------------------------------------------------------------------------------------------------------


    1. Proposal to amend Restated
       Certificate of Incorporation
       to declassify the Board of Directors

       FOR      AGAINST     ABSTAIN
      |   |      |   |       |   |
      |   |      |   |       |   |
      |   |      |   |       |   |
      -----      -----       -----
                                                                                              FOR      AGAINST     ABSTAIN
    2. Proposal to elect nine directors            3. Proposal to ratify the selection of    |   |      |   |       |   |
       to a one-year term.                            KPMG Peat Marwick LLP as the           |   |      |   |       |   |
                                                      Company's independent auditors for     |   |      |   |       |   |
    NOMINEES: Kenneth J. Bialkin, John J. Byrne,      1997.                                  -----      -----       -----
    James Dimon, Robert I. Lipp, Dudley C. Mecum,
    Roberto G. Mendoza, Frank J. Tasco, Sanford I.
    Weill and Arthur Zankel.
                                                                                              FOR      AGAINST     ABSTAIN
                 |   |   FOR     |   |  WITHHELD   4. Proposal to adopt the Travelers        |   |      |   |       |   |
                 |   |   ALL     |   |  FROM ALL      Property Casualty Corp. Executive      |   |      |   |       |   |
                 |   |NOMINEES   |   |  NOMINEES      Option Plan.                           |   |      |   |       |   |
                 -----           -----                                                       -----      -----       -----
                                                                                              FOR      AGAINST     ABSTAIN
|   |                       MARK HERE     |    |   5. Proposal to adopt the Travelers        |   |      |   |       |   |
|   |                      FOR ADDRESS    |    |      Property Casualty Corp. Executive      |   |      |   |       |   |
|   |___________________   CHANGE AND     |    |      Performance Compensation Plan.         |   |      |   |       |   |
-----                      NOTE AT LEFT   ------                                             -----      -----       -----
For, except authority to
vote WITHHELD from the
above nominee(s) (write name(s)
on line).
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                                                    The signer(s) hereby acknowledge(s) receipt of the Notice of Annual
                                                    Meeting of Stockholders and accompanying Proxy Statement.

                                                    The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at said Annual Meeting and any adjournments or postponements thereof.

                                                    IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED
                                                    ON THE REVERSE SIDE.

                                                    NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature: ________________________________________ Date: ______________ Signature:__________________________ Date: ______________

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